As filed with the Securities and Exchange Commission on Novembver 21, 2008
Registration No. 333-153681

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT
NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADUROMED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4953 (Primary Standard Industrial Classification Code Number)	21-0661726 (I.R.S. Employer Identification Number)

3 Trowbridge Drive
Bethel, Connecticut 06801
(203) 798-1080
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin T. Dunphy
Chief Financial Officer
3 Trowbridge Drive
Bethel, Connecticut 06801
(203) 798-1080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sean S. Macpherson, Esq.
Macpherson Counsel LLP
444 Madison Avenue
New York, New York 10022
(203) 938-4778

Approximate Date of Commencement of Proposed Sale to the Public:  from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title Of Each Class of Securities to be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value	148,678,721 shs.	$0.12	$17,841,447	$701.32
Common Stock, $.0001 par value(4)	94,066,486 shs.	0.12	11,287,978	443.72
Common Stock, $.0001 par value(5)	9,895,665 shs.	0.12	1,187,480	46.68
Total	252,640,872 shs.		$30,316,905	$1,191.72
(1)
In addition to the shares of Common Stock set forth herein, the Registrant will also be registering its 94,066,486 outstanding Common Stock Purchase Warrants issued to certain investors covering 94,066,486 shares of Common Stock issuable upon the exercise of such warrants. The fees payable with respect to these securities are covered by those paid on the shares of Common Stock referenced in footnote (4) below.

(2)	All shares registered pursuant to this registration statement are to be offered by selling stockholders as shares held of record and upon exercise of warrants.

(3)
Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the closing price on the OTC Bulletin Board on November 13, 2008.

(4)	Represents 94,066,486 shares underlying issuance upon exercise of warrants held by the selling stockholders.

(5)	Represents 9,895,665 shares underlying issuance upon exercise of options held by the selling stockholders.

Explanatory Note

The Company has also registered 74,031,353 shares of the Common Stock (par value $0.0001 per share) consisting of (i) 37,061,584 shares presently issued and outstanding; (ii) 2,333,500 shares issuable upon exercise of warrants issued to certain former investors in the Company’s subsidiary, Aduromed Corporation; (iii) 10,388,024 shares issuable upon exercise of options granted to employees of the Company’s subsidiary Aduromed Corporation; (iv) 22,043,859 shares to be issued upon exercise of common stock purchase warrants issued to former holders of the Company’s Series A and Series B Preferred Stock; and (iv) 2,204,386 shares issuable upon exercise of the Company’s Placement Agent's Warrants under Post-Effective Amendment No. 4 to Form S-1 (No. 333-132722), declared effective on September 18, 2008.

SUBJECT TO COMPLETION NOVEMBER 21, 2008

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ADUROMED INDUSTRIES, INC.

This Prospectus relates to the resale by selling stockholders listed elsewhere in this Prospectus of 252,640,872 shares of the Common Stock (par value $0.0001 per share) of Aduromed Industries, Inc. (‘‘AII’’ or the ‘‘Company’’). The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. Of these shares offered (i) 148,678,721 shares are presently issued and outstanding (a total of 561,518,380 shares being issued and outstanding), (ii) 94,066,486 shares are to be issued upon exercise of common stock purchase warrants issued to certain investors in the Company, and (iii) 9,895,665 shares are to be issued upon exercise of common stock options issued to certain employees of the Company.

This Prospectus also relates to the resale by selling holders listed elsewhere in this Prospectus of 94,066,486 common stock purchase warrants of the Company exercisable for the purchase of 94,066,486 shares of its Common Stock.

AN INVESTMENT IN ANY OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES INCLUDES A HIGH DEGREE OF RISK. SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 5. IN DECIDING TO INVEST IN ANY OF THESE SECURITIES OR TO EXERCISE ANY OF THE COMPANY'S OPTIONS OR WARRANTS TO PURCHASE SHARES OF COMMON STOCK TO WHICH THIS REGISTRATION STATEMENT RELATES, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THIS INFORMATION.

The Company will not receive any proceeds from the sale of the shares by the selling security holders. However, it will receive proceeds in the amount of $4,414,757 assuming the exercise of all of the warrants and options held by the selling holders, subject to certain of the warrants being exercised under a ‘‘cashless exercise’’ right.

The Company’s Common Stock is traded on the over-the-counter electronic bulletin board. Its trading symbol is ADRM.OB. On November 13, 2008, the last closing price as reported was $0.12.

AII’s ‘‘promoters’’ or their ‘‘affiliates’’ and their transferees, within the meaning of the Securities Act of 1933 (‘‘Act’’), both before and after the merger of AII with Aduromed Corporation on January 23, 2006, are, and the other selling security holders listed in this Prospectus and any participating broker-dealers may be, deemed to be ‘‘underwriters’’ within the meaning of the Act. Any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Act. Regardless of technical compliance with Rule 144 under the Act, because AII was a ‘‘shell’’ prior to the merger, Rule 144 will be unavailable to its promoters and affiliates. The selling security holders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their securities.

Brokers or dealers effecting transaction in the securities should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ONLY RESIDENTS OF STATES IN WHICH WE HAVE QUALIFIED THE WARRANTS AND THE UNDERLYING SHARES OF COMMON STOCK MAY EXERCISE THEIR WARRANTS OR PURCHASE OUR COMMON STOCK OR WARRANTS UNDER THIS PROSPECTUS. WHEN YOU EXERCISE THE WARRANTS, YOU WILL HAVE TO PROVIDE US INFORMATION AS TO YOUR STATE OF RESIDENCE. WE MAY SEEK QUALIFICATION FROM TIME-TO TIME IN OTHER STATES. YOU MAY CALL THE COMPANY AT 203-798-1080, TO DETERMINE WHETHER OR NOT YOUR STATE OR RESIDENCE HAS BEEN INCLUDED.

November __, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that a person should consider before investing in the Company’s securities. A potential investor should carefully read the entire Prospectus, including ‘‘Risk Factors’’ and the Consolidated Financial Statements, before making an investment decision.

Officers of the Company are included as Selling Holders hereunder whose shares of Common Stock are being sold pursuant to this Prospectus. (See "Selling Holders", below.)

In this prospectus, “AII,” the “Company,” “we,” “us” and “our” refer to Aduromed Industries, Inc. and, unless the context otherwise indicates, our subsidiary Aduromed Corporation (“Aduromed”).

The Company

Background

AII conducts its business primarily through its wholly-owned subsidiary, Aduromed. Aduromed is in the business of providing solutions for managing medical waste on site including designing, selling, installing and servicing on site (i.e. "in-situ") turnkey systems to treat regulated medical waste. Aduromed provides these systems to hospitals and other medical facilities as efficient, safe, cost effective and legally compliant solutions to incineration, off site hauling of untreated waste and other alternative treatment technologies and methodologies.

The principal business offices of both AII and Aduromed are located at 3 Trowbridge Drive, Bethel, Connecticut 06801, and their telephone number at that address is (203) 798-1080. (See ‘‘Description of Properties’’ below.)

History

On July 10, 2008, the Company, Aduromed, Pequot Capital Management, Inc. (“Pequot”), on behalf of various funds managed by Pequot (the “Pequot Funds”), Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008 (the “Bridge Loan Holders”), and Mr. Joseph Esposito, corporate and business development advisor to the Company (“Esposito”) entered into a Master Restructuring Agreement (“MRA”) regarding their respective investments in the Company.

Existing investments in the Company were restructured pursuant to the terms of the MRA and certain other changes were implemented and all transactions were deemed to occur contemporaneously as of August 4, 2008 (the “Effective Time”). The major terms of the MRA are as follows:

•
Sherleigh (i) converted its shares of Series A and Series B Preferred Stock into 20,000,081 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) converted accumulated dividends payable on its Preferred Stock as of June 30, 2008 in the amount of $383,576 into 15,343,040 shares of Common Stock and received additional common stock purchase warrants for 15,343,040 shares of Common Stock at an exercise price of $0.025 per share, and (iii) converted liquidated damages in the amount of $215,000 payable to Sherleigh by the Company into 8,600,000 shares of Common Stock and received additional common stock purchase warrants for 8,600,000 shares of Common Stock at an exercise price of $0.025 per share.

•
The Pequot Funds surrendered their shares of Series A and Series B Preferred Stock to the Company which shares were cancelled, and the Pequot Funds forfeited their right to receive accumulated dividends payable on their Preferred Stock as of June 30, 2008 in the amount of $690,436 and liquidated damages in the amount of $387,000 payable to the Pequot Funds by the Company.

•
The Series A and B Preferred Warrants were amended such that they collectively represent the right to purchase 55,999,998 shares of Common Stock at an exercise price of $0.025 per share, of which Pequot Funds hold warrants for the purchase of 36,000,001 shares of Common Stock and Sherleigh holds warrants for the purchase of 19,999,997 shares of Common Stock and weighted average anti-dilution rights were terminated.

•	The Amended and Restated Stockholders Agreement, dated as of January 23, 2006 among the Company, Aduromed, the Pequot Funds and Sherleigh was terminated.
•
The Bridge Loan Holders collectively converted a deemed principal amount of $1,275,000 of their notes into 93,750,000 shares of Common Stock and all such Bridge Loan Holders’ outstanding common stock warrants were collectively converted into warrants for the purchase of 93,750,000 shares of Common Stock at an exercise price of $0.025 per share and anti-dilution rights were terminated.

•	All documents entered into in connection with the bridge loan were terminated.
•
Esposito and his new management associates invested $1,046,000 into the Company in return for 83,680,000 shares of Common Stock and common stock purchase warrants representing an equal amount of shares of Common Stock at an exercise price of $0.025 per share.

•
The Pequot Funds invested an additional $1,300,000 into the Company, with post restructuring holdings of 131,097,456 shares of Common Stock and warrants to purchase 131,097,456 shares of Common Stock at $0.025 per share.

•
Sherleigh invested an additional $700,000 into the Company, with post restructuring holdings of 71,943,023 shares of Common Stock and warrants to purchase 71,943,023 shares of Common Stock at $0.025 per share.

•
The parties to the MRA agreed to vote their shares of Common Stock from and after the Effective Time such that Pequot and Sherleigh each have the right to designate two additional persons to the Company’s board of directors and Heller Capital Management has the right to designate one additional person to the Company’s board of directors and the Company’s board of directors will consist of nine (9) members.

•
The employment agreements of Damien R. Tanaka, Chief Executive Officer and Kevin T. Dunphy, Chief Financial Officer were terminated and new employment agreements were entered into with such such individuals.

Pursuant to the terms of the MRA, $350,000 of new money was invested into the Company as of July 11, 2008, $250,000 of new money was invested into the Company as of July 25, 2008, $3,205,000 of new money was invested into the Company as of August 4, 2008, $600,000 of new money was invested into the Company as of August 7, 2008, $250,000 of new money was invested into the Company as of August 12, 2008, $210,000 of new money was invested into the Company as of August 12, 2008, $25,000 of new money was invested into the Company as of August 28, 2008, and $56,000 of new money was invested into the Company as of August 29, 2008, for a total gross proceeds to the Company of $4,946,000. The total net proceeds after placement fees were $4,868,000. These investors received a total of 347,147,890 shares of Common Stock and Common Stock Purchase Warrants to purchase a total of 264,777,455 shares of Common Stock at a purchase price of $0.025 per share, exercisable for five years. Existing securities holders of the Company including the Pequot Funds, Sherleigh and the Bridge Loan Holders converted their securities into 179,053,415 shares of Common Stock and Common Stock Purchase Warrants to purchase a total of 124,060,769 shares of Common Stock at a purchase price of $0.025 per share, exercisable for five years.

Effective January 30, 2007, the Company changed its corporate name from General Devices, Inc. to Aduromed Industries, Inc. Effective January 23, 2006, the Company merged (the “Merger”) with Aduromed, whereby Aduromed became the wholly-owned subsidiary of the Company and the former holders of the equity in Aduromed became holders of equity in AII. Aduromed is the Company’s sole operating entity.

During the past three years prior to the consummation of the Merger, AII had no material assets.

Aduromed was formed in 1997 as a Connecticut limited liability company by Mr. Damien R. Tanaka and two investors/members under the name ‘‘Automated Process LLC.’’ In September, 2002, (i) the two investors/members withdrew as members, (ii) Aduromed was reorganized as a Delaware corporation, changing its name to ‘‘Aduromed Corporation’’, and (iii) several third parties invested funds in Aduromed to become minority shareholders, warrant holders and creditors.

Aduromed’s Business.

The principal product of Aduromed is its on-site system (‘‘MedClean® System’’ or ‘‘System’’) to convert RMW into municipal solid waste (MSW). The disposal of both RMW and MSW is generally regulated on the state and local levels. RMW is solid non-hazardous waste generated in connection with the diagnosis, treatment or immunization of human beings or animals, in research pertaining thereto, or in the production of testing of biologicals, and includes bandages and other materials containing potentially infectious bodily fluids, culture dishes and other glassware, discarded surgical gloves and surgical instruments, ‘‘sharps’ (e.g. needles), cultures, stocks, swabs and lancets.

The System is comprised of integrated equipment installed at the generator’s medical facility (i.e. an ‘‘on-site’’ or ‘‘in-situ’’ installation), and is comprised of (i) an autoclave vessel to sterilize the material, (ii) a shredding device to convert the material into unrecognizable confetti-like material and (iii) its Auto-Touch® proprietary control panel. Ancillary equipment include Quiet Carts™ with disposable plastic liners used for intramural collection of the RMW at points of generation within the medical facility, the containerization of the waste during the autoclave sterilization process and the mechanical dumping of the waste into the shredding device. The System is automated to minimize personnel contact with the material and to assure regulatory compliance in the conversion process. (See ‘‘Business of the Companies - Products’’ below.)

Aduromed’s consumable supplies, sold periodically to customers, include the liners for the Quiet Carts™, cutting blades for the shredder and supplies such as deodorizers and paper print rolls for use with the autoclaves and control panels. (See ‘‘Business of the Companies - Products’’ below.)

The Offering

Total Number of Shares of Common Stock (Par Value $0.0001 Per Share) Offered by selling stockholders
252,640,872 shares, of which (i) 148,678,721 shares are issued and outstanding; (ii) 94,066,486 shares are subject to issuance upon exercise of warrants held by certain investors in the Company; and (iii) 9,895,665 shares are subject to issuance upon exercise of options held by employees of the Company.

Total Number of Warrants, Each to purchase one share of common stock, Offered by Selling Security Holders	94,066,486 common stock purchase warrants.

Use of Proceeds
We will receive no proceeds from the sale of shares of Common Stock or Warrants offered hereunder. However, we would receive $4,414,757 if all of the warrants and options for underlying shares included in this Prospectus were to be exercised. We will use these proceeds for general corporate purposes.

OTC Electronic Bulletin Board Symbol	‘‘ADRM.OB’’

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

 SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Aduromed Corporation Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Aduromed Corporation Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations - Aduromed Corporation

For the Years Ended December 31,

	2007	2006
Total Revenue	$2,865,197	$4,594,347
Loss from operations	$(2,597,454)	$(3,112,798)
Net loss	$(4,528,826)	$(3,282,311)
Loss from operations per common share	$(0.24)	$(0.18)
Net loss per common share (basic and diluted)	$(0.24)	$(0.18)
Weighted average common shares outstanding	20,977,732	20,643,910

Statement of Financial Position

As of December 31,

	2007	2006
Cash and cash equivalents	$212,215	$1,892,336
Total assets	$2,277,510	$3,370,831
Working Capital	$(2,993,449)	$234,139
Long term debt	$62,476	$250,224
Stockholders’ equity	$(2,686,758)	$437,624

Summary of Interim Financial and Operating Information

The following selected financial information is derived for the Aduromed Industries Inc., unaudited Financial Statements appearing elsewhere in this post effective registration statement and should be read in conjunction with the Aduromed Industries inc. Financial Statements.

Summary of Operations-Aduromed Industries Inc.

	For the Nine Months ended September 30,
	2008	2007
Total Revenue	$1,954,739	$2,135,358
Loss from operations	$(2,528,439)	$(2,059,573)
Net loss	$(4,354,791)	$(2,214,396)
Loss from operations per common share	$(0.04)	$(0.12)
Net loss per common share (basic and diluted)	$(0.04)	$(0.12)
Weighted average common shares outstanding	127,553,445	20,836,677

Statement of Financial Position

	September 30, 2008	Dec 31, 2007
Cash and cash equivalents	$3,111,287	$212,215
Total assets	$4,332,325	$2,277,510
Working Capital	$2,685,633	$(2,993,449)
Long term debt	0	$62,476
Stockholders’ deficit	$2,975,958	$(2,686,758)

RISK FACTORS

The shares of our Common Stock and Common Stock Purchase Warrants being offered for resale by the selling holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested therein. Before purchasing any of these securities, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Business Risks

We have a history of losses

To date, we have been unable to generate revenue sufficient to be profitable. Aduromed had a net loss of $(4,528,826), or $(0.24) per share, for the fiscal year ended December 31, 2007, compared to a net loss of $(3,282,311), or $(0.18) per share, for the fiscal year ended December 31, 2006. The Company might not achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.

The Company lacks an operating history making evaluation of its business difficult.

While Aduromed revenues during the past eight years have been exclusively derived from sales and servicing of its MedClean Systems, it's business is at an early stage of commercialization, and there is no meaningful historical financial or other information available upon which to base an evaluation of the Company's ability to increase its revenues in accordance with its projections or to compete effectively with those persons with similar or alternate systems.

In addition, the Company's early stage of commercialization means that it has less insight into how market and technology trends may affect the Aduromed Business. This includes the ability to attract and convince customers to switch from their current method of dealing with the disposal of their medical waste to Aduromed's technology. As a consequence, the revenue and income potential of the Aduromed Business is unproven.

The Company is dependent on third party component suppliers.

The Company is dependent on third party suppliers for the supply of components of its MedClean units. At present, the Company relies on a contract with Weima to supply parts for the shredder portion of the system. (See "Weima Agreement"). These parts are manufactured under the protection of a U.S. patent owned by an affiliate of Weima. The contract with Weima may be terminated on thirty (30) days notice. The Company might not have adequate supplies of materials for these parts if the contract with Weima is terminated. Although the Company believes that the required components are available and can be provided by other suppliers, delays may be incurred in establishing relationships or in waiting for quality control assurance with other manufacturers for substitute components.

The Company may not be able to effectively protect its proprietary technology, which could have a material adverse effect on its business and make it easier for its competitors to duplicate its products.

The Company regards certain aspects of its products, processes, services and technology as proprietary. The Company has registered three of its trademarks with the United States Patent and Trademark Office, Aduromed®, MedClean® and AutoTouch®. The Company does not intend to register any other trademarks that it currently uses in the Aduromed Business but believes that it has the rights to the QuietCart mark. The Company does not have nor does it intend to apply for patent protection with respect to the processes and technology encompassed by its present Systems (but see "Development of MedClean 30 and MedClean 50 Systems" below). The Company requires all of its employees to sign Confidentiality and Non-Disclosure Agreements that prohibit the dissemination or use of the Company’s know-how and technology other than in the legitimate performance of the employee’s duties. Our ability to compete successfully will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary rights of others, both in the United States and abroad. The Company may apply in the future for patent protection for uses, processes, products and systems that it develops. Any future patent for which the Company applies may not be issued; any existing contractual non-disclosures obligations may be challenged, invalidated or circumvented; third parties might infringe or misappropriate our proprietary rights; and third parties might independently develop similar products, services and technology. The Company may incur substantial costs in asserting or defending any breach of contract or infringement suits or in asserting any license rights, including those granted by third parties, the expenditure of which the Company might not be able to afford. An adverse determination could subject the Company to significant liabilities to third parties, require it to seek licenses from or pay royalties to third parties or require it to develop appropriate alternative technology. Such licenses might not be available on acceptable terms or at all, and the Company might not develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on the Company's business and profitability.

The Company may have to resort to litigation to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others, or defend itself from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if the Company wins. This could adversely affect the Aduromed Business, financial condition and operating results such that it could cause the Company to reduce or cease operations.

The Company may not be able to develop new products that achieve market acceptance.

Our future growth and profitability depend, in part, on our ability to respond to technological advances and to successfully develop and market new products that achieve market acceptance. This industry has been historically marked by very rapid technological change and the frequent introduction of new products. While we have been engaged in development of equipment suitable for on-site treatment of RMW by small quantity generators (such as doctors' offices and clinics), we might not be able develop new products that will realize broad market acceptance.

The Company's existing products may not be able in the future to meet changes in environmental laws and regulations regarding regulated medical waste.

The future of our business will depend on our ability to respond to any future changes in the federal, state and local regulatory environment. Since the Company does not itself generate medical waste and is not itself in control of, nor does it handle, the medical waste but only sells its equipment to meet its contractual obligations to its customers, it is not itself currently subject to regulations with respect to the disposal of RMW; however, any change in this regulatory regime in the future could have a material adverse effect on the Company's operations.

The nature of our business exposes us to professional and product liability claims, which could materially adversely impact our business and profitability.

The malfunction or misuse of our MedClean Systems may result in damage or injury to property or persons, as well as violation of various health and safety regulations, thereby subjecting us to possible liability. Although our insurance coverage is in amounts and deductibles we believe prudent in our business, and we have not experienced any claims made or lawsuits instituted against us with regard to any such damage or violations, such insurance might not be sufficient to cover any potential liability. Further, in the event of either adverse claim experience or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and our present coverage might not continue to be available on commercially reasonable terms or at all. In addition, insurance might not adequately cover any product liability claim against us. However, we do believe our insurance coverage is adequate to cover any claims made, and we review our insurance requirement with our insurance broker at least annually.

Other parties may assert that our technology infringes on their intellectual property rights, which could divert management time and resources and possibly force us to redesign our products.

Developing products based upon new technologies can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, third parties might assert infringement claims against us in the future, and such assertions by such parties might result in costly litigation in which they might prevail. In addition, we may not be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations, and even if we are successful in a litigation to defend such claim, there may be adverse effects due to the significant expenses related to defending the litigation.

The loss of certain members of our management team could adversely affect our business.

Our success is highly dependent on the continued efforts of all the members of our executive management team. Should operations expand, we will need to hire persons with a variety of skills and competition for these skilled individuals could be intense. If any of our executive management team should retire or leave we may not be successful in attracting and/or retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition. We have employment agreements with all of our management personnel but we do not carry any "key-man" insurance on the lives of any of our officers or employees.

The Company is dependent on one principal customer for a large part of its business.

We have one principal customer, Aramark Management Services Partnership (see "Aramark Agreement"). Revenues for this customer amounted to approximately $913,000 and $1,722,000 for the 2007 and 2006 fiscal year, respectively. The loss of our principal customer would have a significant adverse impact on our business. We have no operations outside the United States and the Commonwealth of Puerto Rico.

The Company is subject to a number of competitive technologies as well as competition in the medical waste treatment disposal business in general.

There are numerous methods of handling and disposing of RMW, of which our technology is one of the available systems. We are not aware of any competitive product that is similar to the MedClean Systems with respect to its design, compactness and customer-friendly use. We believe that our MedClean Systems, due to their ability to be used on-site, competitive costing and ease of use, offer a significant advantage over RMW systems offered by our competitors. Nevertheless, a different or new technology may supplant us in the market. Further, we might not be successful in the deployment of our systems in the marketplace, and other companies predominate in the waste removal business, with substantially greater resources and market visibility than us, may try to develop similar systems.

The Company is controlled by certain shareholders.

Three investor groups, the Pequot Funds, Sherleigh and Heller Capital, beneficially own more than 50% of the Company’s Common Stock on both an undiluted and fully-diluted basis. By the terms of the MRA these investors are entitled to elect five members of the board of directors and have the right to cause the board of directors to consist of nine members. In most matters submitted to the stockholders of the Company, these investors, if they were to vote in the same manner, may determine the resolution of matters to be acted upon by stockholders. The interests of these investors may conflict with the interests of the other holders of the Company's Common Stock.

Market Risks

There is only a volatile limited market for our Common Stock.

Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the OTC Bulletin Board. Our Common Stock is not actively traded, and the bid and asked prices for our Common Stock have fluctuated significantly. In the last 52 week period, the Common Stock traded on the OTC Bulletin Board from a high closing price of $0.52 to a low of $0.02 per share. See "Market for our Common Stock." General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of the common stock. With the low price of our Common Stock, any securities placement by us would be very dilutive to existing stockholders, thereby limiting the nature of future equity placements.

We have never paid dividends and we do not anticipate paying dividends in the future.

We do not believe that we will pay any cash dividends on our Common Stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our Common Stock, which is uncertain and unpredictable.

We are subject to penny stock regulations and restrictions.

The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of September 3, 2008, the closing bid and asked prices for our Common Stock were $0.09 and $0.15 per share and therefore, it is designated a "Penny Stock." As a Penny Stock, our Common Stock may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our Common Stock might not qualify for exemption from the penny stock restrictions. In any event, even if our Common Stock were exempt from the Penny Stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our charter could discourage potential acquisition proposals or change in control.

Our Board of Directors, without further stockholder approval, may issue preferred stock that would contain provisions that could have the effect of delaying or preventing a change in control or which may prevent or frustrate any attempt by stockholders to replace or remove the current management. The issuance of additional shares of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

 FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words ‘‘may,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘believe,’’ ‘‘intend’’ or ‘‘project’’ or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulations to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under ‘‘Management's Discussion and Analysis or Plan of Operations’’ and ‘‘Business,’’ as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under ‘‘Risk Factors’’ and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of Common Stock by the selling stockholders. We would receive proceeds of up to $4,414,757 if all the existing warrants and options were to be exercised. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, and when warrants and options may be exercised as a result of this offering or otherwise.

We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $34,157.

 DIVIDEND POLICY

 We have never declared dividends or paid cash dividends on our common stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. The declaration of dividends will be at the discretion of the Board of Directors and will depend upon AII’s earnings, financial position, general economic conditions and other pertinent factors.

MARKET FOR OUR COMMON STOCK

The Company’s Common Stock is listed on the OTC Bulletin Board market and trades under the symbol ADRM.OB.

The following table sets forth the range of the high and low bid quotations of the Common Stock for the past two years in the over-the-counter market, as reported by the OTC Bulletin Board and in the Pink Sheets. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Calendar Quarter Ended:
	High	Low
2008
March 31	$0.25	$0.06
June 30	0.09	0.02
September 30	0.24	0.03

2007
March 31	$0.24	$0.22
June 30	0.30	0.29
September 30	0.30	0.29
December 31	0.15	0.12

2006
March 31	$0.71	$0.71
June 30	1.04	0.62
September 30	1.02	1.02
December 31	1.00	0.30

As of November 14, 2008 the Company had 1,417 stockholders of record.

Management's Discussion and Analysis or Plan of Operation

Forward Looking Statements

The Company is including the following cautionary statement in this registration statement for any forward-looking statements made by, or on behalf of, the Company including its wholly-owned subsidiary Aduromed Corporation. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectation, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: technological advances by our competitors, changes in health care reform, including reimbursement programs, changes to regulatory requirements relating to environmental approvals for the treatment of infectious medical waste, capital needs to fund any delays or extensions of development programs, delays in the manufacture of new and existing products by us or third party contractors, market acceptance of our products, the loss of any key employees, delays in obtaining federal, state or local regulatory clearance for new installations and operations, changes in governmental regulations, availability of capital on terms satisfactory to us. We are also subject to numerous Risk Factors relating to manufacturing, regulatory, financial resources and personnel as described in our Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Results of Operations

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Net Revenue

Total revenue for the three months ended September 30, 2008 increased by $145,521 to $748,758 over the same three month period in 2007. Revenues derived from the sales of our MedClean systems increased by $201,918. This was partially offset from a decline in sales and service revenues of $126,884.

Revenues from our MedClean product for the three months ended September 30, 2008 were $571,243 and $298,838 in the same three month period in 2007. The increased revenue was due to the installation of two systems installed in two hospitals.

Revenues derived from the sale of consumables, component parts and service contracts decreased to $177,515 from $304,399 in the same three month period of 2007, a decrease of $126,884. In 2007, we recognized revenue for major upgrades at two hospitals and was not expected to repeat in 2008.

Gross Profit

The gross profit for the three months ended September 30, 2008 was $266,519 (35.6% of total revenue) compared with a gross profit of $179,984 (29.8% of total revenue) for the same three month period of 2007, the gross profit was impacted by sales volume and efficiencies realized during installation.

The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

Operating Expenses

Total operating expenses for the three month period ended September 30, 2008 were $1,373,861 compared to $1,012,204 for the same three month period in 2007, an increase of $361,657. The operating expenses for the quarter were primarily the result of increasing the Company’s support from professional service providers to satisfy anticipated growth and compliance with the Master Restructuring Agreement (MRA) dated August 4, 2008. The increases included the issuance of 4.5 million shares of our common stock valued at $675,000 to an Investment Relations firm as part of their compensation; increased legal and professional services amounting to $92,744 and increased employee option expense of $110,000. These increases were offset by the reversal of a $387,000 accrual which is no longer required. Savings on salaries, wages, and employee related expenses amounted to $116,191. All other categories decreased by a net $12,896.

Interest (Income) Expense

Interest income for both periods were approximately the same, $7,514 and $7,291 for the three months ended September 30, 2008 and 2007. We recorded a one time gain of $32,775 in other income during the period. The Company invests its excess cash in a money market account.

Interest expense and amortization for the three months ended September 30, 2008 was $253,324 compared with $82,510 in the same three month period of 2007. Interest expense for the three month period ending September 30, 2008 was $6,972 compared to $41,111 for the three month period ending September 30, 2008. During the quarter we repaid or converted to common stock all but one note payable. In the three month period ending September 30, 2008 we recognized non-cash amortization expense for warrants issued amounting to $246,352 compared to $41,399 in the same three month period of 2007. The increase was due to the amount of new warrants issued as a result of the MRA .

Net loss

Net loss for the three months ended September 30, 2008 was $(1,320,376) compared to a net loss for the same three month period in 2007 of $(907,439)

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the three months ended September 30, 2008 was $(1,320,376) or $(0.00) cents per share (basic and diluted), compared to a net loss of $(1,012,439) or $(0.05) cents per share (basic and diluted) for the same period in 2007.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Net Revenue

Total revenue for the nine months ended September 30, 2008 was $1,954,739 compared with $2,135,358 for the same nine month period of 2007. Of the revenue decrease, $192,999 was attributable to a decrease of revenues derived from the sale of consumables, component parts and service contracts while sales derived from our MedClean systems decreased $12,380. Contract backlog as of September 30, 2008 was $1,166,328.

Revenues from our MedClean product for the nine months ended September 30, 2008 were $1,425,466 and $1,413,086 in the same nine month period of 2007, a decrease of $12,380.

Revenues derived from the sale of consumables, component parts and service contracts decreased by $192,999 or 26.7% to $529,273 from $722,272 in the same nine month period of 2007. As mentioned in the quarter we had one time sales in 2007 that did not repeat in 2008.

Orders for the MedClean system are contracted by purchase order and are billed in 3 increments. Typically, we bill our customers for 25% of the contract value at signing, 50% when the equipment is shipped to the customer and 25% upon completion of installation and start-up. Consumables and component parts are billed when shipped and service contracts are invoiced at the start of the service period and revenue is pro-rated over the life of the contract.

Gross Profit

The gross profit for the nine months ended September 30, 2008 was $663,418 (33.9% of total revenue) compared with a gross profit of $790,242 (37.0% of total revenue) for the same nine month period of 2007, a decrease of $126,824. Gross profit was impacted by reduced installations and increased cost.

The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

Operating Expenses

Total operating expenses for the nine month period ended September 30, 2008 were $3,191,857 compared with $2,849,815 for the same nine month period of 2007, an increase of $342,042. The operating expenses were primarily the result of increasing the Company’s support from professional service providers to satisfy anticipated growth and compliance with the Master Restructuring Agreement (MRA) dated August 4, 2008. The increases included the issuance of 4.5 million shares of our common stock valued at $675,000 to an Investment Relations firm as part of their compensation; these increases were offset by the reversal of a $387,000 accrual in the current quarter which is no longer required. All other categories increased by a net $54,042.

Interest (Income) Expense

Interest income for the nine months ended September 30, 2008 was $8,128 compared with $21,000 of interest income in the same nine month period of 2007 on reduced cash balances available for investment. The Company invests its excess cash in a money market account. As of September 30, 2008 the interest rate was 1.8%. During the quarter the Company recognized a one time gain of $32,775.

Interest expense and amortization for the nine months ended September 30, 2008 was $1,867,256 compared with $175,823 in the same nine month period of 2008. Interest expense for the nine month period ending September 30, 2008 and 2007 was $103,078 and $51,630, respectively. Increased borrowings of $1,375,000 accounted for the interest in 2008. In the nine month period ending September 30, 2008 we recognized non-cash amortization expense for warrants issued amounting to $1,764,178 compared to $124,193 in the same nine month period of 2008. In June of 2007, the Company borrowed $1,275,000 at a rate of 12% per annum due on December 27, 2007. The loan was extended and was due and converted to shares of common stock on August 4, 2008. In consideration of the extension the lenders received 2,450,000 of additional warrants which will expire in five years and, have an exercise price equal to the exercise price of warrants issued in the Company’s next financing involving the issuance of the Company’s common stock or securities convertible into such common stock with proceeds of $2,000,000 or more. As additional consideration for agreeing to such extension these holders were given the right to convert the principal amount of their secured notes into common stock of the Company prior to the Company’s next Qualified Financing at a conversion price equal to one-half of the closing market price of such common stock on the day of conversion. The beneficial conversion feature was calculated at its intrinsic value on December 27, 2007.

Net loss

Net loss for the nine months ended September 30, 2008 was $(4,354,791) compared to a net loss for the same nine month period in 2007 of $(2,214,396).

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for this period of 2008 was $(4,564,791) or $(0.04) cents per share (basic and diluted), compared to a net loss of $(2,529,396) or $(0.12) cents per share (basic and diluted) for the same period in 2007.

During the nine months ended September 30, 2008 and 2007, the Company accrued $210,000 and $315,000, respectively in dividends with an interest rate of 6% on $7,000,000, the total value received for both series A and B preferred stock.

Financial Condition

Liquidity and Capital Resources

The Company’s cash on hand and working capital as of September 30, 2008 and December 31, 2007 are as follows:

	September 30,	December 31,
	2008	2007

Cash on hand	$ 3,111,287	$ 212,215

Working capital	$ 2,685,633	$ (2,993,449)

The Company has purchased $7,307 in fixed assets in the first nine months of the current year. Under current conditions the Company anticipates purchasing approximately $30,000 in additional fixed assets in 2008. Net cash used in operating activities totaled $1,885,136 for the nine months ended September 30, 2008.

Our accounts receivable balance may have dramatic swings from one period to another depending upon the timing and the amount of milestone billings included in the balance at the end of any accounting period. There are three milestone billings representing a percentage of the contract value for each installment and our payment terms are ``upon receipt''. Receivable balances are typically paid within 15 days of the invoice date. Billings for maintenance contracts and consumables are due within 45 days and are more numerous but much smaller in value than milestone billings. We review our outstanding receivable balances on a regular basis to ensure that the allowance for bad debt is adequate. Due to the varying nature in the timing and amounts of the receivable balances as noted above, the change in the allowance for doubtful account will not necessarily correlate with the increase or decrease in the accounts receivable balance.
Our inventory balance may have dramatic swings from one period to another depending upon the expected installation date of our MedClean systems and our accounts payable balances can have similar swings depending on payment terms and any volume purchases or discounts we may take advantage of from time to time. During the nine months ended September 30, 2008, the Company reduced its inventory on hand by $305,932 to $595,006. The accounts payable balance as of September 30, 2008 was $405,783.

On March 17, 2008, the Company entered into a factoring agreement with a stockholder of the Company whereby the Company received $300,000 secured by specific milestone billings .The Company agreed to pay interest at 15% per annum. As further incentive the Company issued 600,000 warrants with an exercise price of $0.09. The warrant agreement expires on March 16, 2013. On May 23, 2008, the Company repaid $50,000 of principal on this note and on August 7, 2008 repaid the remaining $250,000 plus accrued interest amounting to $16,200.

On February 21, 2008, the Company borrowed an additional $50,000 on a $100,000 line of credit it has with a bank. The balance of $100,000 is due in 2012. The Company plans on repaying this loan by year end.

On August 4, 2008 the Company closed on a Master Restructuring Agreement whereby the Company has received $4,946,000 in equity funding and has retired or converted all of its preferred stock, liquidated damages, accrued dividends on the preferred stock and a bridge loan in the amount of $1,225,000 into shares of common stock. Concurrent with the MRA, the Company increased its authorized common shares to 1.4 billion shares of common stock.

AII had an obligation to pay dividends on the value of its preferred stock at a rate of 6%. We have accrued $1,074,013 in dividends payable. On August 4, 2008, $383,576 was converted into 15,343,040 shares of common stock and warrants to purchase 15,343,040 shares of common stock at $0.025 per share. The balance of the accrued dividends was surrendered to the Company.

AII has accrued $602,000 in liquidated damages payable to its preferred stockholders. On August 4, 2008, $215,000 was converted into 8,600,000 shares of common stock and warrants to purchase 8,600,000 shares of common stock at $0.025 per share. The balance of accrued liquidated damages was surrendered to the Company.

To supplement its cash resources, the Company has been pursuing a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities, bridge loans and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net Revenue

Total revenue for 2007 was $2,865,197 compared with $4,594,347 for 2006. Of the revenue decrease, $2,394,482 was attributable to a decrease of revenues derived from sales of our MedClean system, which was partially offset by a $665,332 increase for the sale of consumables, component parts and service contracts. Contract backlog as of December 31, 2007was $1,923,648.

Revenues from our MedClean product for 2007 were $1,744,238 compared to $4,138,720 in 2006, a reduction of $2,394,482. The decreased revenue was attributable to the completion, in 2006, of a onetime $1.9 million multi hospital contract and the postponement, at the customer’s request, of one contract in backlog to the first quarter of 2008.

Revenues derived from the sale of consumables, component parts and service contracts more than doubled to $1,120,959 compared to $455,627 in the prior year. The revenue was attributable to orders for goods and services from an increased install base of hospitals that have previously purchased our MedClean system.

Orders for the MedClean system are contracted by purchase order and are billed in 3 increments. Typically, we bill our customers for 25% of the contact value at signing, 50% when the equipment is shipped to the customer and 25% upon completion of installation and start-up. Consumables and component parts are billed when shipped and service contracts are invoiced at the start of the service period and revenue is pro-rated over the life of the contract.

Gross Profit

The gross profit for 2007 was $1,089,301 (38.0% of total revenue) compared with a gross profit of $1,301,689 (28.3% of total revenue) for 2006. The improved margin, as a percent of sales, was the result of operating and procurement efficiencies and product mix in the year. The gross profit in 2007 was negatively impacted by $212,388 on reduced operating activities.

The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

Operating Expenses

Total operating expenses for 2007 was $3,686,755 compared with $4,414,487 for 2006, a decrease of $727,732 or 16.5%. The decrease was attributable to the elimination of a one time expense amounting to $602,000 associated with the equity financing in 2006. During 2007 staff reductions resulted in a $102,337 savings, commissions to outside parties and sales and marketing costs were $102,330 and $81,233 respectively, less than the prior year. These savings were offset by increased depreciation expense of $30,810 on increased capital spending in the previous year. During 2007, we paid $128,782 in cash and stock valued at $0.23 per share to a business consultant of the Company. All other operating expenses decreased by $10,524 net.

Interest (Income) Expense

Interest income for the 2007 was $24,794 compared with $77,608 of interest income in 2006 on reduced cash balances available for investment. The Company invests its excess cash in a money market account. As of December 31, 2007 the interest rate was 2.7%.

Interest expense for 2007 was $1,956,166 compared with $247,121 in 2006. In June of 2007, the Company borrowed $1,275,000 at a rate of 12% per annum. The loan included a 10% Original Issue Discount of $127,500 other fees amounting to $111,032 and interest amounting to $79,852. Warrants totaling 2,550,000 were valued at $140,250 and were amortized over the six month term of the loan. The loan was extended and is due on June 27, 2008. In consideration of the extension the lenders received 2,450,000 of additional warrants which will expire in five years and, have an exercise price equal to the exercise price of warrants issued in the Company’s next financing involving the issuance of the Company’s common stock or securities convertible into such common stock with proceeds of $2,000,000 or more. As additional consideration for agreeing to such extension these holders were given the right to covert the principal amount of their secured notes into common stock of the Company prior to the Company’s next Qualified Financing at a conversion price equal to one-half of the closing market price of such common stock on the day of conversion. During 2007, we recorded $1,159,733 of interest expense attributable to the beneficial conversion feature of the transaction. The beneficial conversion feature was calculated at its intrinsic value on December 27, 2007.

Net loss

Net loss for 2007 was $(4,528,826) compared to a net loss in 2006 of $(3,282,311).

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for 2007 was $(4,948,826) or $(0.24) cents per share (basic and diluted), compared to a net loss of $(3,686,543) or $(0.18) cents per share (basic and diluted) for the same period in 2006.

During 2007, the Company accrued $420,000 in dividends with an interest rate of 6% on $7,000,000, the total value received for both series A and B preferred stock.

Financial Condition

Liquidity and Capital Resources

 The Company’s cash on hand and working capital as of December 31, 2007 and 2006 are as follows:

	2007	2006
Cash on hand	$212,215	$1,892,336
Working capital	$(2,993,449)	$234,139

During 2007, the Company purchased $13,749 in fixed assets. The Company anticipates purchasing approximately $25,000 in additional fixed assets in 2008.

Net cash used in operating activities totaled $2,890,795 in 2007.

Our accounts receivable balance may have dramatic swings from one period to another depending upon the timing and the amount of milestone billings included in the balance at the end of any accounting period. There are three milestone billings representing a percentage of the contract value for each installment and our payment terms are ``upon receipt''. Receivable balances are typically paid within 15 days of the invoice date. Billings for maintenance contracts and consumables are due within 45 days and are more numerous but much smaller in value than milestone billings. We review our outstanding receivable balances on a regular basis to ensure that the allowance for bad debt is adequate.   Due to the varying nature in the timing and amounts of the receivable balances as noted above, the change in the allowance for doubtful account will not necessarily correlate with the increase or decrease in the accounts receivable balance. The accounts receivable balance as of December 31, 2007 was $739,840 net of an allowance of $11,418.  The $564,603 increase in the accounts receivable balance reflect milestone billings from new contracts awarded late in the fourth quarter of 2007.

Our inventory balance may have dramatic swings from one period to another depending upon the expected installation date of our MedClean systems and our accounts payable balances can have similar swings depending on payment terms and any volume purchases or discounts we may take advantage of from time to time. During 2007, the Company increased its inventory on hand by $261,132 to $900,938 in anticipation of expected new business. The accounts payable and accrued liabilities balance as of December 31, 2007 was $517,403.

On June 27, 2007 the Company entered into a secured loan arrangement with various lenders for gross proceeds of $1,275,000. The notes evidencing the loan have an original issue discount of 10%, bear interest at 12% per annum and have a maturity of six months. These loans are secured by the assets of the Company and are guaranteed by the Company’s wholly-owned subsidiary, Aduromed Corporation. In connection with the loan, the lenders also received five year warrants to purchase a total of 2,550,000 shares of the Company’s common stock at a price of $0.38 per share (“Loan Warrants”). In the event that the Company consummates a financing involving the issuance of the Company’s common stock or securities convertible into such common stock and accompanying warrants (“Financing Warrants”) with gross proceeds of at least $1,500,000, the exercise price and anti-dilution provisions of the Loan Warrants will be reset to match the terms of the Financing Warrants.

The net proceeds of the loan amounted to $1,036,470, after discounts, placement fees and expenses, and will be utilized for working capital and general corporate purposes. The Company has available cash and cash equivalents of approximately $212,215 at December 31, 2007 which it intends to utilize for working capital purposes and to continue developing its business. To supplement its cash resources, the Company has been pursuing a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities, bridge loans and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

AII has an obligation to pay dividends on the value of its preferred stock at a rate of 6%. To date we have accrued $864,013 in dividends payable.

AII has accrued $602,000 in liquated damages payable to its Preferred stockholders.

The Company with the consent of its Preferred stockholders can pay these obligations in kind with common stock based upon certain formulas contained in the stockholders purchase agreement.

Controls and Procedures

As of December 31, 2007, the Company carried out, under the supervision and with the participation of the Company's management, including its Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based upon and as of the date of that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures are effective.

BUSINESS

General.

AII conducts its business primarily through its wholly-owned subsidiary, Aduromed. Aduromed is in the business of providing solutions for managing medical waste on site including designing, selling, installing and servicing on site (i.e. "in-situ") turnkey systems to treat regulated medical waste. Aduromed provides these systems to hospitals and other medical facilities as efficient, safe, cost effective and legally compliant solutions to incineration, off site hauling of untreated waste and other alternative treatment technologies and methodologies.

Products.

Aduromed’s principal products are the Aduromed MedClean® series systems. The Aduromed MedClean® system employs the following equipment and machinery:

•	an autoclave vessel to sterilize the medical waste;

•	a shredding device, the MedClean® Shredder, to convert sterilized waste material into a harmless, non-recognizable confetti-like material qualifying the end product as safe municipal solid waste;

•
a unique AutoTouch® control station with software and hardware components that integrate and bundle all operating and data recording functions into a system complying with regulatory requirements for conversion and disposal of medical waste, including real time centralized monitoring of the system's functions;

•	a material transporter to mechanically transport the processed waste from shredder to the municipal solid waste compacting dumpster, and;

•
a QuietCart™ transport cart system to facilitate a single source containerization of the infectious waste from generation, sterilization, processing and return for refill without need for human interaction for ultimate operator safety.

The control panel of the AutoTouch® Control Station assures regulatory compliance by means of proprietary software. The software prevents any deviation from the step-by-step processing of the waste, requires insertion of codes by operators to access the system and monitors and records on a real time basis. It governs the various aspects of the system's processes, including the load weight during each cycle and the calculation and employment of the proper sterilization parameters of weight, pressure, temperature and time. The ability to shortcut or over-ride any of the steps in the waste conversion process is circumscribed by the features of the control panel and its software.

Operation of the system through the control panel is simple, since it dictates each step to be taken, once the operator enters the appropriate codes to open up the control screen, and prohibits the ability of an operator to short cut the required steps and procedures. Relatively little instruction is required of the operator. A tutorial is offered by the software through the control panel, and an operator can be fully trained within a few hours. The AutoTouch® control system can communicate in multiple languages, including English and Spanish.

The AutoTouch® software permits real time centralized monitoring of all the functions and uses of each system by Aduromed. Additionally, the centralized monitors track proper operation of a particular system. They also alert Aduromed to the need to provide clients with supplies and preventative maintenance visits.

The AutoTouch® control panel and software are proprietary properties of Aduromed and unique within the industry.

Consumable supplies, which Aduromed sells periodically to its customers, include liners for Aduromed's proprietary QuietCart™, deodorizing pellets and liquids for use in the autoclave, paper print rolls for recording data emanating from the control panel and high temperature lubricants for the systems' machinery and equipment. The cutting blades and other parts for the shredders must be replaced from time to time and are purchased through Aduromed as the exclusive distributor to hospital and medical facilities for Weima America Incorporated.

The series of MedClean® systems offered by Aduromed includes:

•	MC4 Series: Capacity – 300 to 600 pounds per cycle, up to 1,100 tons per year typically used in hospital facilities with up to 500 beds.

•	MC5 Series: Capacity – 450 to 900 pounds per cycle, up to 1,750 tons per year to be used in hospital facilities with up to 1,500 beds.

•	MC7 Series: Capacity – 2,500 to 5,000 pounds per cycle, with up to 9,500 tons per year, suited for very large or co-located hospital campus settings or off-site treatment facilities.

The designed capacities of the respective systems may be increased or reduced to allow for the needs of the particular medical facility by extending or contracting the overall length of the autoclave. Each processing cycle is approximately 45 to 60 minutes in duration.

The sale price of a MedClean® system, including design and installation, has averaged approximately $500,000.

The Medical Waste Treatment Market

The market for medical waste treatment is segmented by customer size: Large Quantity Generators (“LQGs”), those who generate large volumes of medical waste (in excess of 100,000 pounds per year), and Small Quantity Generators (“SQGs”), those who generate less than that. LQGs are predominantly hospitals. SQGs are primarily nursing homes, clinics, medical groups, county or city health departments, laboratories, physicians, dentists and veterinarians in private practice. Of these SQGs, physicians comprise the highest percentage of sites.

On-Site Medical Waste Treatment Equipment Market

	Small Quantity Generators	Large Quantity Generators
Number of Sites	476,199	6,604
Percentage Using Haulers	100%	87%
Number specifically suited for MedClean Systems	200,000	6,604

Aduromed currently addresses the LQGs with its MedClean® 4 and 5 Series Systems. Aduromed’s MedClean® Systems are marketed directly by its sales and marketing group. As of September 3, 2008, the Company had a backlog of orders for MedClean® Systems in the amount of $1,737,572.

For SQGs there has been no realistic alternative to hauling, and any on-site solutions have been too expensive or inefficient. Because of this, the SQG market represents an excellent opportunity for our MedClean® 30 Series Systems, which are currently in development.

The current US medical waste market is estimated to be $2.0 billion (3.1 billion pounds) annually.

Aduromed’s current and pending installations, both domestically and internationally, total 39 locations.

Governmental Regulations-Federal

Prior to 2002, the principal method of disposing of most regulated medical waste (“RMW”) was through on-site incineration. Because of the promulgation of regulations by the Environmental Protection Agency (“EPA”) that came into effect on September 15, 2002, setting minimum emission limits for RMW incinerators for such pollutants as dioxins, nitrogen oxides, lead, cadmium and mercury, the use of on-site incinerators in the U.S. has drastically diminished. As a consequence, the methods of on-site disposal of RMW have been limited to steam sterilization, chemical treatment and microwave.

Federal agencies which regulate RMW are the EPA, the Occupational Safety and Health Administration ("OSHA"), the U.S. Department of Transportation (the "U.S. DOT") and the U.S. Postal Service. These agencies regulate RMW under a variety of statutes and regulations, including the following:

•
MEDICAL WASTE TRACKING ACT OF 1988 ("MWTA”). The primary objective of the MWTA was to ensure that RMW generated in a covered state which posed environmental problems, including an unsightly appearance, was delivered to disposal or treatment facilities with minimum exposure to waste management workers and the public. The MWTA's tracking requirements included accounting for all waste transported and imposed civil and criminal sanctions for violations. The MWTA demonstration program expired in 1991, but the MWTA established a model followed by many states in developing their specific medical waste regulatory frameworks.

•
CLEAN AIR ACT REGULATIONS. In August 1997, the EPA adopted regulations under the Clean Air Act Amendments of 1990 that limit the discharge into the atmosphere of pollutants released by medical waste incineration. These regulations required every state to submit to the EPA for approval a plan to meet minimum emission standards for these pollutants.

•
OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970. The Occupational Safety and Health Act of 1970 authorizes OSHA to issue occupational safety and health standards. OSHA regulations are designed to minimize the exposure of employees to hazardous work environments, including RMW.

•
RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 ("RCRA"). RCRA required the EPA to promulgate regulations identifying hazardous wastes. RCRA also created standards for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes. These standards included a documentation program for the transportation of hazardous wastes and a permit system for solid and hazardous waste disposal facilities. RMW is currently considered non-hazardous solid wastes under RCRA. However, some substances collected by some of Aduromed's customers, including photographic fixer developer solutions, lead foils and dental amalgam, are considered hazardous wastes.

•
DOT REGULATIONS. The U.S. DOT has put regulations into effect under the Hazardous Materials Transportation Authorization Act of 1994 which requires customers to package and label RMW in compliance with designated standards, and which incorporate blood-borne pathogens standards issued by OSHA. Under these standards, customers must, among other things, identify packaging with a "biohazard" marking on the outer packaging, and medical waste containers must be sufficiently rigid and strong to prevent tearing or bursting and must be puncture-resistant, leak-resistant, properly sealed and impervious to moisture. DOT regulations also require that a transporter be capable of responding on a 24-hour-a-day basis in the event of an accident, spill, or release to the environment of a hazardous material.

•
COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"). CERCLA, established a regulatory and remedial program to provide for the investigation and cleanup of facilities that have released or threaten to release hazardous substances into the environment. CERCLA and state laws similar to it may impose strict, joint and several liability on the current and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at these facilities. Responsible parties may be liable for substantial site investigation and cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If a customer were found to be a responsible party for a particular site, it could be required to pay the entire cost of the site investigation and cleanup, even though other parties also may be liable.

•
UNITED STATES POSTAL SERVICE. Customers must obtain permits from the U.S. Postal Service to conduct programs, pursuant to which they mail approved "sharps" (needles, knives, broken glass and the like) containers directly to treatment facilities.

Governmental Regulations-State and Local

Each state has its own regulations related to the handling, treatment and storage of medical waste. Although there are many differences among the various state laws and regulations, many states have followed the medical waste model under the MWTA and have implemented programs under RCRA. State agencies involved in regulating the medical waste industry are frequently the departments of health and environmental protection agencies. In addition, many local governments have ordinances, local laws and regulations, such as zoning and health regulations, including ordinances relating to the disposition of sterilized effluents into sewage systems and municipal disposal sites which affect our customers' operations.

Most states require segregation of different types of medical waste at the hospital or other location where they were created. A majority of states require that the universal biohazard symbol or a label appear on medical waste containers. Storage regulations may apply to the party generating the waste, the treatment facility, the transport vehicle, or all three. Storage rules seek to identify and secure the storage area for public safety as well as set standards for the manner and length of storage. Many states require employee training for safe environmental cleanup through emergency spill and decontamination plans. Many states also require that transporters carry spill equipment in their vehicles. Those states whose regulatory framework relies on the MWTA model have tracking document systems in place.

Pursuant to medical waste incinerator regulations adopted by the EPA in 1997, every state was required by September 1998 to adopt a plan to comply with federal guidelines which, among other things, limit the release of some airborne pollutants from medical waste incinerators to levels prescribed by the EPA. Each state's implementation plan must be at least as restrictive as the federal emissions standards.

Effect of Regulations on the Companies’ Business

Aduromed manufactures and sells its MedClean® systems that sterilize RMW by sterilization in an autoclave chamber and subsequent shredding of the material enabling the customer to dispose of the residue as municipal solid waste. The operation of the MedClean® system and the disposal of the waste are the responsibility of the customer. As a result, Aduromed is not subject to the multitude of governmental regulations that typify the handling and disposition of solid waste. Virtually all of Aduromed's competitors are subject to one or more of the various regulatory regimes associated with the medical waste disposal business as the systems and services offered by these competitors involve incineration, chemical treatment or transportation of medical waste.

Aduromed's customers use landfills operated by parties unrelated to Aduromed to dispose of treated medical waste from medical facilities. Aduromed does not own or operate any landfills. Waste is not regulated as hazardous under RCRA unless it contains hazardous substances exceeding certain quantities or concentration levels, meets specified descriptions, or exhibits specific hazardous characteristics. Following treatment, waste from Aduromed's MedClean® systems is disposed of as non-hazardous waste.

Competition

RMW has historically been disposed of mainly through the use of off-site hauling contractors and by incineration. Presently, in the U.S. many different types of technologies have been introduced to meet the new regulatory requirements for disposal of RMW. Some of these technologies include:

•
DISINFECTANT. This process involves the simultaneous shredding and disinfecting of the infectious medical waste. The process can only handle small batches in each cycle and has a capacity of approximately 70 to 400 pounds a day, which is not sufficient to handle the overall requirements of most hospitals ranging from 500 to 9,000 pounds per day.

•
CHEMICAL REAGENTS. The use of chemical reagents is subject to federal laws and regulations of the EPA that classify the chemicals involved as "pesticides". Also, there is considerable limitation on the volumes that can be treated by this method. It is not suitable for disposal of infectious medical waste generated by hospitals and other large medical facilities since it does not have the capacity to handle such volumes.

•
MICROWAVE TECHNOLOGY. Microwave technology is a process of disinfection that exposes material to moist heat generated by microwave energy. Use of this technology requires that proper precautions be taken to exclude the treatment of hazardous material so that toxic emissions do not occur. The complete unit must also be operated under negative pressure as infectious waste is normally shredded prior to disinfection and may create conditions where infection can be transformed into an aerosol prior to treatment. Also, offensive odors may be generated around the unit. The capital cost and space requirement for this type of system is relatively high.

•
THERMAL PROCESSES. Thermal processes are dry heat processes and do not use water or steam, but forced convection, circulating heated air around the waste or using radiant heaters. Companies have developed both large and small dry-heat systems, operating at temperatures between 350°F-700°F. Use of dry heat requires longer treatment times with precautions required to prevent potential combustion of the waste material during each cycle.

•
HIGH HEAT THERMAL PROCESSES (PYROLYSIS). A pyrolysis system would involve chemical decomposition of organic medical waste by intense heat (at least 800 degrees F) in an anaerobic atmosphere that produces combustible gases, including carbon monoxide, hydrogen and methane. These gases must be flared off or treated in a secondary combustion chamber. Particulate removal equipment such as fabric filters or wet scrubbers would also be required. The use of a pyrolysis system has not been commercialized as a method for converting infectious medical waste.

•	RADIATION. Electron beam technology creates ionized radiation, damaging cells of microorganisms. Workers must be protected with shields and remain in areas secured from the radiation.

•
CHEMICAL TECHNOLOGIES. Disinfecting chemical agents that integrate shredding and mixing to ensure adequate exposure are used by a variety of competitors. Chlorine based chemicals, using sodium hypochlorite and chlorine dioxide, are somewhat controversial as to their environmental effects and their impact on wastewater. Non-chloride technologies are varied and include parasitic acid, ozone gas, lime based dry powder, acid and metal catalysts as well as alkaline hydrolysis technology used for tissue and animal waste.

Among Aduromed's competitors are Stericycle, Inc., San-I-Pak, Tempico Inc., Sanitec, Inc.,Red Bag Solutions, Inc. and Caprius Inc.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Generally, access to raw materials and third party fabricators for the MedClean® Systems is available from multiple sources that allow Aduromed flexibility of choice.

The various equipment components of the systems are supplied by the following principal suppliers:

•	Autoclave:	SteelCraft Industries Limited
•	Shredder:	Weima America Corporation
•	Aluminum QuietCarts™:	Specialty Metal Products, Inc.
•	Cart liners:	MPF, Inc.

The hardware for the control panel are stock items that may be purchased from any number of distributors for such manufacturers as Square D, Siemens Corporation, Magnatrol and Cutler Hammer. The software for the control panel is a proprietary property of Aduromed.

Dependence on a few Major Customers

It is anticipated that between 30% and 40% of the prospective one-time sales business of Aduromed during the ensuing six years will be derived from Aramark Management Services Partnership, a Delaware limited partnership ("Aramark") and an affiliate of Aramark Corporation, located in Philadelphia, Pennsylvania, pursuant to the Aramark Agreement. See “Aramark Agreement”. Aramark manages approximately 1,300 hospitals throughout the United States. While there is no assurance of the actual number of Aramark clients that will purchase Aduromed's MedClean® systems and services, it is estimated that approximately 400 hospitals could be purchasers in the next six years. The Company’s products are also being promoted by other providers of non-clinical services to hospitals and the Company anticipates an additional 25-30% of the prospective business from these relationships.

Prior to its arrangement with Aramark, the Company's business had been with independent hospital and other medical facilities principally in the Northeast and California.

The Aramark Agreement

Aduromed entered into an agreement dated as of September 1, 2004 with Aramark (the "Aramark Agreement"). Until January 2007 when a group of Aramark’s management took the company private, Aramark Corporation was a New York Stock Exchange listed company that is in the health care facilities management business, among other sectors. Aramark manages more than 1,300 hospitals throughout the United States. The collective number of hospitals under management by other service providers exceeds 2,000 hospitals.

The Aramark Agreement has a term of ten years (plus extensions as agreed between the parties; provided, however, that the Aramark Agreement can be terminated for material breach on thirty (30) days notice). It also provides that Aduromed will sell its products and services on a preferred basis to health care facilities managed by Aramark, as requested by Aramark. These products include the equipment comprising the MedClean® systems, namely, the autoclave, shredder, tipper, conveyor and carts, plus related supplies and replacement parts. The services include quarterly preventive maintenance of the MedClean™ systems and corrective maintenance for any non-functioning components. Aramark's clients will order Aduromed's products and services through Aramark who will be responsible to Aduromed for payment.

Under the agreement Aramark will pay Aduromed 45 days after invoice dates and, as to the MedClean® system equipment, will pay in installments of 25% on receipt of a purchase order, 50% on delivery of the equipment and 25% upon commissioning the system.

Aduromed has agreed to provide ‘most favored nation’ treatment to Aramark. Aduromed and Aramark entered into an amendment to the Aramark Agreement on March 28, 2007 which, among other things, eliminated an existing exclusivity provision restricting which hospitals Aduromed could solicit for sales if certain revenue thresholds were reached. As amended, Aduromed may solicit business through hospital management companies that are competitors of Aramark but cannot enter into exclusive arrangements with such competitors, and Aduromed will continue to have the right to solicit such business directly from hospitals that are managed by such competitors and from independent hospitals that Aramark has elected not to solicit as clients.

The Weima Agreement

Aduromed is party to an agreement with Weima America, Inc., dated as of April 8, 2004, pursuant to which Aduromed has the exclusive distribution rights in the United States to Weima's four shafted "ZMK" and other shredder machines for use in medical waste markets (the “Weima Agreement”).

This is the type of shredder used by Aduromed in its MedClean® systems. The Weima Agreement may be terminated by either party on thirty (30) days notice.

Employees

As of November 14, 2008 the Company had 19 full time employees.

Properties
The Companies presently lease approximately 11,856 square feet of combined office and warehouse space on the upper level of a building at 3 Trowbridge Drive, Bethel, CT 06801 (the “Premises”) for a term of ten (10) years under a lease agreement, dated February 3, 2006. At our option, the term of lease may be renewed for an additional five (5) years. Base rent is set at the rate of $8,151.00 per month with annual increases of 3% commencing after the second year. Additional rent would be charged on a “triple net” basis for taxes, insurance and utilities. The Premises houses all the Companies’ executive, administrative, engineering, product development and project management personnel, along with space for warehousing supplies.

 MANAGEMENT

Executive Officers and Directors

As of November 14, 2008 the directors and executive officers both AII and Aduromed were as follows:

Joseph A. Esposito	56	Director, Chairman
Scott Grisanti	46	Director, President and CEO
Damien R. Tanaka	64	Director, Vice-Chairman and Chief Development Officer
Kevin T. Dunphy	59	Chief Financial Officer and Treasurer
Jay S. Bendis	62	Director
Elan Gandsman	67	Director
Ronald A. LaMorte	70	Director
Kenneth L. Londoner	41	Director

Following is a brief summary of the background and experience of each director and executive officers of AII and Aduromed:

Mr. Esposito was elected as a director and as Chairman of the board of directors effective August 4, 2008. Mr. Esposito’s consulting agreement dated August 27, 2007 pursuant to which he acts as corporate and business development advisor to the Company was extended for an additional three-year period. For the past two years Mr. Esposito has been providing strategic advisory services to growth companies including several of the portfolio companies at Insight Venture Partners, a private equity firm with more than $1.5 billion under management. Prior to this he was President and CEO of eResearch Technology, Inc., a leading provider of technology and services to collect, process, and distribute cardiac safety and clinical data for companies in the life sciences industry.

By the terms of his consulting agreement, Mr. Esposito will serve for a term continuing until August 4, 2011. Mr. Esposito’s consulting agreement contains covenants of confidentiality and assignments of proprietary intellectual property rights.

Mr. Esposito owns, beneficially and of record, 20,900,000 shares with options and warrants to purchase currently an additional 52,000,000 shares of Common Stock at $0.025 per share.

Mr. Grisanti was elected as a director and as President and Chief Executive Officer of AII on September 2, 2008. Prior to joining the Company, Mr. Grisanti was the Executive Vice President of Sales, Marketing and Services at Primavera Systems, Inc., a leading provider of program and portfolio management application software and services solutions used to manage large capital projects in targeted market segments. Prior to joining Primavera, Grisanti served as Executive Vice President and Chief Marketing Officer for eResearchTechnology, Inc., a leading provider of technology and services for the new drug development industry. Previously, Grisanti served in an executive sales management capacity at supply chain execution application solution providers ClearCross, Inc. and Optum, Inc. He received his bachelor degree in English and Journalism from Rutgers University, where he was elected to Phi Beta Kappa.

By the terms of his employment agreement, Mr. Grisanti will serve for a term continuing until September 2, 2011. Mr. Grisanti’s employment agreement contains covenants of confidentiality and assignments of proprietary intellectual property rights.

Mr. Grisanti owns, beneficially and of record, 20,000,000 shares with options and warrants to purchase currently an additional 41,333,333 shares of Common Stock at $0.025 per share.

Mr. Tanaka is the Vice Chairman and Chief Development Officer of AII. Mr. Tanaka was the President and Chief Executive Officer of AII and Aduromed since its organization in 2002 until September 2, 2008. He had comparable executive responsibilities as a member and manager of Aduromed's predecessor, a Connecticut Limited Liability Company formed in 1997 and reorganized in 2002 under the Delaware General Corporation Law as the present Aduromed Corporation.

By the terms of his employment agreement, Mr. Tanaka will serve for a term continuing until September 2, 2011, with automatic one-year renewals thereafter. Mr. Tanaka’s employment agreement contains covenants of confidentiality and assignments of proprietary intellectual property rights.

Mr. Tanaka owns, beneficially and of record, 7,632,000 shares with options and warrants to purchase currently an additional 3,904,125 shares of Common Stock at $0.0557 per share and an additional 13,333,333 shares of Common Stock at $0.025 per share.

Kevin T. Dunphy has been the Chief Financial Officer and Treasurer of AII and Aduromed since 2005. From 1999 through 2004 he held various accounting and finance positions at FuelCell Energy, Inc. in Danbury, Connecticut, a company engaged in development and manufacture of high temperature fuel cell products. From July to December 2004 he served as FuelCell’s Director of Finance Technology Group; previous to that he was its Corporate Controller. During the period from January to May 2005 he was an independent consultant. Mr. Dunphy holds a BS degree in accounting from Mercy College and an MBA from Long Island University.

By the terms of his employment agreement, Mr. Dunphy will serve for a term continuing until August 4, 2009, with automatic one-year renewals thereafter. Mr. Dunphy’s employment agreement contains covenants of confidentiality and assignments of proprietary intellectual property rights.

Mr. Dunphy currently owns 2,000,000 shares of Common Stock, holds options to purchase currently 987,250 shares of Common Stock at $0.1393 per share, and warrants and options to purchase currently an additional 8,666,666 shares of Common Stock at $0.025 per share.

Mr. Bendis has, during the past five years, been president of Transfer Technology Consultants in Akron, Ohio, specializing in transferring new product concepts from design to commercialization. In 2005 he became president and CEO of Clinical Analysis Corp., which has developed a hand-held diagnostic system for patient point care testing. He is presently a partner in the Crystal Corridor Group which works with Kent State University's Liquid Crystal Institute in facilitating liquid crystal technology. Since 2003 he has served as chairman of the board of Imaging Diagnostic Systems in Plantation, Florida, a company that has developed an imaging device to aid in detection and management of breast cancer. He holds a BA degree in marketing from Kent State University. Mr. Bendis owns 269,250 shares of the Company’s Common Stock and options to purchase currently 450,000 shares of the Company’s Common Stock.

Dr. Gandsman has since 1993 been Director of Environmental Health and Safety at Yale University in New Haven, Connecticut. He holds a BS degree in physics and math from the University of Buenos Aires, and MSc and PhD degrees in physics from Tel Aviv University. Mr. Gandsman owns options to purchase currently 450,000 shares of the Company’s Common Stock.

Mr. LaMorte is a Certified Public Accountant. During the period from 1999 through 2003, and for several years prior thereto, he had been a Managing Principal of Dworken, Hillman, LaMorte & Sterczala, a public accounting firm in Shelton, Connecticut. He retired from the firm in December 2003. Mr. LaMorte holds a BS degree from the University of Connecticut. Mr. LaMorte owns options to purchase currently 450,000 shares of the Company’s Common Stock.

Mr. Londoner currently serves as the head of Business Development and Corporate Finance for NewCardio, Inc. (OTC BB: NWCI), a cardiac diagnostic and services company. Previously, he was Co-Founder and Executive Vice President of Safe Ports, LLC and its wholly-owned subsidiary, Carolina Linkages, Inc., a Charleston, S.C.-based port security services and intermodal transportation infrastructure development company. Previously, he was the founder, CEO and General Partner of Red Coat Capital Management, a U.S. equity long/short hedge fund. Before opening Red Coat, he was a Vice President and Investment Officer for J. & W. Seligman & Co. He began his professional career as a mutual fund accountant for State Street Bank and Trust, Inc. in Boston. Mr. Londoner received a BA Economics from Layfayette College, Easton, PA and a MBA Finance from New York University, New York, NY.

The Board of Directors has standing Audit, Compensation and Nominating Committees.

The Audit Committee reviews with our independent public accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls.  In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.  Mr. LaMorte serves as a member of the committee and acts as its “audit committee financial expert” as that term is used in Item 407 of Regulation S-K (17 CFR 229.407) and is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee met four times during the fiscal year ended December 31, 2007

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company.  The Compensation Committee met three times during the fiscal year ended December 31, 2007.

The Nominating Committee reviews and recommends to the Board of Directors nominees for the position of director for the Board of Directors.  The Compensation Committee did not meet during the fiscal year ended December 31, 2007.

Director Compensation

The following table sets forth the aggregate cash and other compensation paid by the Company to its independent directors for the year ended December 31, 2007.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Jay Bendis	14,500	-0-	5,297	19,797
Elan Gandsman	15,000	-0-	5,297	20,297
Ronald LaMorte	15,500	-0-	5,297	20,797
Paul Farrell	-0-	-0-	-0-	-0-

Directors also receive customary reimbursement for out-of-pocket expenses. Payments are made on quarterly basis.

Combined meetings of the boards of directors of AII and Aduromed are considered a single meeting for purposes of the foregoing compensation schedule, while the same schedule will apply to any separate meetings of Aduromed's board of directors.

Executive Compensation

The following table sets forth the aggregate cash compensation paid by the Company to (i) its Chief Executive Officer and (ii) its two most highly compensated officers whose cash compensation exceeded $100,000 for services performed during the two years ended December 31, 2007.

Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)		Total ($)
Damien Tanaka Chairman, President/CEO	2007 2006	250,000 247,209	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	38,928 37,025	(1) (1)	288,928 284,234
Kevin Dunphy CFO	2007 2006	150,000 137,161	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	23,337 17,649	(2) (2)	173,337 154,810
Stephen Birch VP Business Development (Aduromed Corporation)	2007 2006	160,000 158,945	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	13,148 10,928	(3) (3)	173,148 169,873
(1) For the years 2007 and 2006, includes perquisites covering supplemental term life insurance amounting to $8,279 and $10,907, use of a motor vehicle $1,498 and $2,016, disability benefits amounting to $22,053 and $18,812 and club membership amounting to $7,098 and $5,290 respectively. Mr. Tanaka does not receive any separate compensation for acting as a director of the Company or Aduromed.

(2) For the years 2007 and 2006, includes perquisites covering supplemental term life insurance amounting to$2,858 each year, use of a motor vehicle amounting to $2,202 and $2,738, disability benefits amounting to $12,359 and $8,751 and club membership amounting to $5,918 and $3,302 respectively. Mr. Dunphy does not receive any separate compensation for acting as a director of the Company or Aduromed.

(3) For the years 2007 and 2006 includes perquisites covering supplemental term life insurance amounting to $633 and $814, use of a motor vehicle amounting to $1,278 and $2,022, disability benefits amounting to $6,886 and $4,390 and club membership amounting to $4,351 and $3,702 respectively.

The Company has a three-year employment agreement with Mr. Tanaka, dated September 2, 2008, providing that he will act as Chief Development Officer of the Company and Aduromed at a minimum annual base salary of $260,000, to be reviewed each year by the board of directors, plus a cash bonus based upon the Company’s attainting financial objectives determined annually by the board, not to exceed 25% of his base salary.

The Company has a one-year employment agreement with Mr. Dunphy, dated August 4, 2008, providing that he will act as Chief Financial Officer of the Company and Aduromed at a minimum annual base salary of $175,000.00, to be reviewed each year by the board of directors, plus a cash bonus based upon the Company’s attaining financial objectives determined annually by the board, not to exceed 25% of his base salary.

The employment agreement with Mr. Birch provided that he will act as Vice President Business Development of Aduromed at a minimum annual base salary of $160,000, to be reviewed each year by the board of directors, plus a cash bonus based upon Aduromed's attaining financial objectives determined annually by the board, not to exceed 100% of his base salary. The commencement date of his employment was October 1, 2005 and the agreement had a five year term. Effective July 11, 2008 Mr. Birch’s employment agreement was terminated by mutual consent. Mr. Birch continued to act in an at will employment arrangement with Aduromed until his resignation on September 12, 2008.

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees. No options were granted to any of the named executives in 2007 or in 2006.

	Option Awards
A	B	C	D	E	F	G
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
D. Tanaka	1/23/2006	3,006,625	0		$0.06	9/23/2012
	1/23/2006		0	2,409,041	$0.06	9/23/2012
Total		3,006,625	0
S. Birch	1/23/2006	1,525,750	0		$0.14	5/31/2009
	1/23/2006	0	0	1,023,843	$0.14	5/31/2009
Total		1,525,750	0
K. Dunphy	1/23/2006	658,167	329,083		$0.14	5/31/2011
	1/23/2006	0	0	542,034	$0.14	5/31/2011
Total		658,167	329,083

Vesting Schedule for Unexercisable Options

Name	Grant Date	2008	2009	2010

K. Dunphy	1/23/2006	329,083	0	0
Total		329,083	0	0

Note: the Company has no stock award program

SECURITY OWNERSHIP

The Company has no equity compensation plans, and therefore no securities reserved for such purposes.

The following table and footnotes set forth as of November 14, 2008, the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of AII, (ii) each executive officer, (iii) all current directors and executive officers of AII as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Beneficial Owners of More than 5% of Each Class of AII’s Voting Securities

Title of	Name and Address of	Amount and Nature of	Percentage of
Security	Beneficial Owner	of Beneficial Ownership	Class

Common Stock	Pequot Capital Management, Inc.(1)(7) 500 Nyala Farm Road Westport, CT 06880	262,194,911	47.79%

Common Stock	Sherleigh Associates Inc. Defined Benefit Pension Plan(2)(7) 920 Fifth Avenue #3B New York, NY 10021 153 E. 53rd Street, 55th Floor New York, NY 10022	143,886,241	26.23%

Common Stock	Ronald I. Heller(3)(7) 700 East Palisade Avenue Englewood Cliffs, NJ 07632	109,325,980	19.47%

Common Stock	Joseph Esposito(4) 3 Trowbridge Drive Bethel, CT 06801	72,900,000	13.29%

Common Stock	Scott Grisanti(5) 3 Trowbridge Drive Bethel, CT 06801	61,333,333	11.18%

Common Stock	Truk Funds(6) c/o Atoll Asset Management LLC One East 52nd Street New York, New York 10022	48,000,000	8.75%

(1) Consists of (i) 131,097,456 shares owned of record, and (ii) 131,097,456 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.
(2) Consists of (i) 71,943,121 shares owned of record, and (ii) 71,943,121 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.

(3) Consists of (i) 90,992,647 shares owned by Heller Capital Investments, over which Mr. Heller has sole voting and investment control, and (ii) 18,333,333 shares owned by Mr. Heller’s IRA account. Mr. Heller’s son’s IRA account holds 7,314,348 shares of record with respect to which Mr. Heller disclaims beneficial ownership.

(4) Consists of (i) 8,900,000 shares of record owned by E4 LLC, which is controlled by Mr. Esposito, (ii) 20,000,000 shares of record owned by Mr. Esposito’s IRA account, (iii) 20,000,000 shares issuable upon exercise of warrants held by E4 LLC at an exercise price of $0.025 per share, (iv) 20,000,000 shares issuable upon exercise of warrants held by Mr. Esposito’s IRA account at an exercise price of $0.025 per share and (v) 4,000,000 shares issuable upon exercise of options held by Mr. Esposito at an exercise price of $0.025 per share.

(5) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(6) Consists of (i) 17,040,000 shares owned of record by Truk Opportunity Fund, (ii) 17,040,000 shares issuable upon exercise of warrants held by Truk Opportunity Fund at an exercise price of $0.025 per share, (iii) 6,960,000 shares owned of record by Truk International Fund, LP (iv) 6,960,000 shares issuable upon exercise of warrants held by Truk International Fund, LP at an exercise price of $0.025 per share.
(7) In accordance with the Master Restructuring Agreement (i) Pequot Capital Management, Inc., and Sherleigh Associates Inc. Defined Benefit Plan have the right to two (2) nominees each to be elected members of the Company’s board of directors, and (ii) Heller Capital Investments has the right to one (1) nominee to be elected a member of the Company’s board of directors.
Security Ownership of Management (Directors and Executive Officers)

Title of	Name and Address of	Amount and Nature of	Percentage of
Security	Beneficial Owner	of Beneficial Ownership	Class

Common Stock	Joseph Esposito(1) 3 Trowbridge Drive Bethel, CT 06801	72,900,000	12.98%

Common Stock	Scott Grisanti(2) 3 Trowbridge Drive Bethel, CT 06801	61,333,333	10.92%

Common Stock	Damien R. Tanaka(3) 3 Trowbridge Drive Bethel, CT 06801	27,278,499	4.86%

Common Stock	Kevin T.. Dunphy(4) 3 Trowbridge Drive Bethel, CT 06801	11,324,833	2.01%

Common Stock	Jay S. Bendis (5) 71 Springcrest Drive Akron, OH 44333	669,250	<1%

Common Stock	Ronald A. LaMorte (6) 36 Haystack Hill Road Orange, CT 06470	400,000	<1%

Common Stock	Elan Gandsman (7) 135 College Street New Haven, CT 06510	400,000	<1%

Common Stock	Kenneth Londoner (8) 10 Red Coat Road Westport, CT 06880	12,750,000	2.27%

Common Stock	All Directors and Executive Officers As a Group	187,055,915	33.31%

_________________________

(1) Consists of (i) 8,900,000 shares of record owned by E4 LLC, which is controlled by Mr. Esposito, (ii) 20,000,000 shares of record owned by Mr. Esposito’s IRA account, (iii) 20,000,000 shares issuable upon exercise of warrants held by E4 LLC at an exercise price of $0.025 per share, (iv) 20,000,000 shares issuable upon exercise of warrants held by Mr. Esposito’s IRA account at an exercise price of $0.025 per share and (v) 4,000,000 shares issuable upon exercise of options held by Mr. Esposito at an exercise price of $0.025 per share.

(2) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(3) Consists of (i) 7,632,000 shares owned of record, (ii) 897,500 shares issuable upon exercise of warrants at an exercise price of $0.0557 per share, (iii) 5,415,665.78 shares issuable upon exercise of options at an exercise price of $0.0557 per share, (iv) 10,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (v) 3,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.
(4) Consists of (i) 2,000,000 owned of record, (ii) 658,167 shares issuable upon exercise of options at an exercise price of $0.1393 per share, (iii) 7,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iv) 1,666,666 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(5) Consists of (i) 269,250 shares held of record (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iv) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(6) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(7) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.

(8) Consists of (i) 4,750,000 shares held of record and (ii) 8,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of the Company’s capital stock.

Authorized and Outstanding Securities

The Company is authorized to issue 1,400,000,000 shares of Common Stock par value $0.0001 per share (the ‘‘Common Stock’’), and 60,000,000 shares of preferred stock par value $0.0001 per share. As of November 14, 2008, there were issued and outstanding:

•
561,777,980 shares of Common Stock, of which 259,600 shares are held by Aduromed. For accounting purposes these 259,600 shares have been treated as ‘‘treasury shares’’, and the balance of 561,518,380 are issued and outstanding.

•
Common stock purchase warrants for the purchase of 203,040,577 shares issued to former holders of the Company’s Series A and Series B Preferred Stock at a price of $0.025 per share of Common Stock through August 4, 2013.

•	Warrants issued to the placement agent for the purchase of 2,204,386 shares of Common Stock at a price of $0.37883 per share of Common Stock through January 24, 2011.

•
Warrants issued originally by Aduromed which were converted to warrants of the Company and warrants of the Company issued to various parties for the purchase of 49,433,500 shares of Common Stock at prices varying from $0.05571 to $0.55710 per share of Common Stock through various dates, the latest of which is September 22, 2012.

•
Options issued originally by Aduromed which were converted to options of the Company and options of the Company issued to various employees and directors for the purchase of 64,332,024 shares of common stock varying from $0.05572 to $0.55 per share of common stock through various dates the latest of which is November 15, 2017.

•	Common stock purchase warrants for the purchase of 44,117,647 shares issued to former holders of the Company’s bridge loan at a price of $0.025 per share of Common Stock through August 4, 2013.

•	Warrants issued to the placement agent for the bridge loan for the purchase of 45,900 shares of Common Stock at a price of $0.025 per share of Common Stock through June 26, 2011.

•
Common stock purchase warrants for the purchase of 264,777,455 shares issued in connection with new capital raised under the Master Restructuring Agreement at a price of $0.025 per share of Common Stock through September 4, 2013

Common Stock

Holders of the Company’s Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the board of directors. No dividends have ever been declared by the Board of Directors on the Common Stock. Holders of the Company’s Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by stockholders with the result that if the holders of more than 50% of the shares of Common Stock,voted they could elect all of the directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption, including sinking fund provisions, or conversion. Upon the liquidation, dissolution or winding up of the Company, the assets, if any, legally available for distribution to stockholders, are distributable ratably among the holders of the Common Stock after payment of all classes or series of the Company’s preferred stock. All outstanding shares of the Common Stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of the Common Stock are subject to the preferential rights of all classes or series of preferred stock currently outstanding or issued in the future.

Preferred Stock

The board of directors of the Company has the authority, without further action by the stockholders, to issue from time to time, the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of the Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock. Additionally, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others.

SELLING HOLDERS

The selling securities holders (the ‘‘Selling Holders’’) are comprised of individuals and entities who beneficially own shares of Common Stock, options or warrants received in return for their investment in the Company or in consideration for their past or future employment with the Company.

The following table sets forth, as of November 14, 2008 information with regard to the ownership of our Common Stock, options, and warrants of each of the Selling Holders. The term ‘‘Selling Holders’’ includes the holders listed below and their respective transferees, assignees, pledges, donees and other successors.

There are no compensation fees payable under financing agreements with selling holders, including future transactions.

Because the Selling Holders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Holders after such offering can be provided and the following table has been prepared on the assumption that all securities offered under this Prospectus will be sold.

Name1 .	Shares Beneficially Owned Prior to Offering2	Percent Beneficially Owned Before Offering	Shares To be Offered	Amount Beneficially Owned After Offering3	Percent Beneficially Owned After Offering
MLPF&S CUST FBO JOSEPH A ESPOSITO4	40,000,000	7.12%	8,923,000	—	*
E4 LLC5	28,900,000	5.15%	6,760,000	—	*
Joseph A. Esposito6 †	4,000,000	0.71%	4,000,000	—	*
Scott Grisanti7	61,333,333	10.92%	16,560,000	—	*
Damien Tanaka8	27,278,499	4.86%	5,333,333	—	*
Kevin Dunphy9	11,324,833	2.02%	4,266,666	—	*
John R. Accardi10	8,960,000	1.60%	3,584,000	—	*
Andrea and Jim Dale jt ten11	800,000	>1%	800,000	—	*
Anthony G. Polak12 †	7,352,942	1.31%	2,450,980	—	*
Chestnut Ridge Partners, LP13	18,376,623	3.27%	6,125,541	—	*
Lynn Dale and Kenneth Clark jt ten14	8,800,000	1.56%	3,520,000	—	*
Domaco Venture Capital Fund15 †	7,352,942	1.31%	2,450,980		*
Marc Engelbert16 †	3,676,470	>1%	1,225,490	—	*
Haim Epstein17	4,000,000	>1%	1,333,332	—	*
Equity Interest, Inc.18 †	3,676,470	>1%	1,225,490	—	*
Frederick B. Polak19 †	11,029,412	1.96%	3,676,470	—	*
Gemini Master Fund20	3,675,325	>1%	1,225,108	—	*
Gemini Strategies, LLC21	1,837,662	>1%	612,554	—	*
John Gross22 †	3,676,470	>1%	1,225,490	—	*
Harborview Master Fund, L.P.23	18,377,433	3.27%	6,125,811	—	*
MMH Group LLC24	16,000,000	2.85%	6,400,000	—	*
Hayden Communications, Inc.25	4,500,000	>1%	1,800,000	—	*
Heller Capital Investments26 †	90,992,647	16.21%	24,583,882	—	*
CGM as C/F Ronald I. Heller IRA27	18,333,333	3.27%	4,934,133	—	*
June and Kenneth Dale jt ten28	800,000	>1%	800,000	—	*
Maura Kelly29 †	3,676,470	>1%	1,225,490	—	*
Elinore Killebrew Trustee The 1997 Revocable Trust of Elinore Dewart Killebrew U/A Dated 10/23/199730	8,000,000	1.42%	3,200,000	—	*
IRA FBO Ronald M. Lazar, Pershing LLC as Custodian31 †	3,676,470	>1%	1,225,490	—	*
Kenneth L. Londoner32	16,000,000	2.85%	6,400,000	—	*
Sean S. Macpherson33	5,766,667	1.03%	2,606,666	—	*
Micro Pipe Fund I, LLC34	12,000,000	2.14%	4,000,000	—	*
Michael & Christine Lynch jt ten35	800,000	>1%	800,000	—	*
David S. Nagelberg CGM IRA Custodian36	7,333,333	1.31%	2,444,444	—	*
Octagon Capital Partners37	5,500,000	>1%	1,833,333	—	*
Pequot Diversified Master Fund, LTD38 †	467,201	>1%	99,383	—	*
Pequot Mariner Master Fund, L.P.39 †	48,920,433	8.71%	6,185,602	—	*
Pequot Navigator Offshore Fund, Inc.40 †	43,489,070	7.74%	5,577,746	—	*
Pequot Scout Fund, L.P.41 †	168,592,819	30.02%	22,403,872	—	*
Premium Series PCC Limited Cell 3342 †	725,388	>1%	154,305	—	*
Jack Polak & Catherine Polak TTEE FBO Catherine Polak 1 Trust Dated 5/28/5943 †	3,676,470	>1%	1,225,490	—	*
RL Capital Partners44 †	29,411,764	5.24%	9,803,920	—	*
Sara Macpherson45	800,000	>1%	800,000	—	*
Barbara Scharf46 †	3,676,470	>1%	1,225,490	—	*
Jane and George Shryock jt ten47	800,000	>1%	800,000	—	*
Robert and Sandra Shapiro, jt ten48 †	3,676,470	>1%	1,225,490	—	*
John Steinhouse49	4,800,000	>1%	1,920,000	—	*
Sherliegh Associates, Inc. Defined Benefit Plan50 †	143,886,241	25.62%	38,849,285	—	*
Suellyn Tornay51 †	3,676,470	>1%	1,225,490	—	*
Lawrence Kuperberg, TTEE The Evan Todd Heller 1997 Trust U/A/D 6/17/97 FBO Evan Todd Heller52	7,314,348	1.30%	2,438,116	—	*
Truk International Fund LP53	13,920,000	2.48%	3,758,400	—	*
Truk Opportunity Fund LP54	34,080,000	6.07%	9,201,600	—	*
Jason Baxter55	9,000	>1%	9,000	—	*
Ralph Toro56	15,000	>1%	15,000	—	*
Paul Cramer57	15,000	>1%	15,000	—	*
Carey Nevin58	15,000	>1%	15,000	—	*
Matt Krueger59	15,000	>1%	15,000	—	*
Timothy Hertweck60	2,628,250	>1%	800,000	—	*
Jay Bendis61	400,000	>1%	400,000	—	*
Elan Gandsman62	400,000	>1%	400,000	—	*
Ronald LaMorte63	400,000	>1%	400,000	—	*
Total Shares	983,617,728		252,640,872

†Indicates party to the Master Restructuring Agreement, dated as of July 10, 2008 (“MRA”); unless otherwise noted below, selling holders not so identified invested in the Company subsequent to the date of the MRA . See “The Company - History” on pages 2-3 hereof for a description of the transactions entered into pursuant to the MRA.
1 Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership includes shares of Common Stock underlying warrants and options, regardless of when exercisable. Unless the context expressly provides otherwise, all references in these footnotes to ‘‘shares’’ will be to post- Merger shares of AII Common Stock, even if the referenced securities had been issued by Aduromed prior to the Merger and thereupon converted to shares of AII Common Stock pursuant to its terms.
2 Beneficial ownership includes all shares a holder owns directly or may acquire through exercisable or non-exercisable options and warrants. Unless otherwise indicated in the footnotes to this table, the term of all warrants and options is five years from the date of issuance.
3 Assumes the sale of all shares offered hereby.
4 Includes 8,923,000 shares of record Mr. Joseph Esposito is the direct beneficiary of this thrust. Mr. Esposito has been a business development consultant to the Company since August 28, 2007 and was elected Chairman of the Company on August 4, 2008.
5 Includes (i) 3,380,000 shares of record and (ii) warrants to purchase 3,380,000 shares of common stock at an exercise price of $0.025 per share. Mr. Joseph Esposito directly controls this entity. Mr. Esposito has been a business development consultant to the Company since August 28, 2007 and was elected Chairman of the Company on August 4, 2008.
6 Includes an option to purchase 4,000,000 shares of common stock at an exercise price of $0.025 per share. Mr. Esposito has been a business development consultant to the Company since August 28, 2007 and was elected Chairman of the Company on August 4, 2008.
7 Includes (i) 8,000,000 shares of record, (ii) warrants to purchase 8,280,000 shares of common stock at an exercise price of $0.025 per share, and (iii) an option to purchase 280,000 shares of common stock at an exercise price of $0.025 per share. Mr. Grisanti was appointed as President and Chief Executive Officer of the Company on September 2, 2008 and was elected as a director of the Company on September 2, 2008.
8 Includes (i) warrants to purchase 4,000,000 shares of common stock at an exercise price of $0.025 per share, and (ii) an option to purchase 1,333,333 shares of common stock at an exercise price of $0.025 per share. Mr. Tanaka was Chairman, President and Chief Executive Officer of the Company from January 2006 until September 2, 2008 when he was appointed as Chief Development Officer of the Company. Mr. Tanaka has remained a director of the Company since January 2006. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.
9 Includes (i) 800,000 shares of record, (ii) warrants to purchase 2,800,000 shares of common stock at an exercise price of $0.025 per share, and (iii) an option to purchase 666,666 shares of common stock at an exercise price of $0.025 per share. Mr. Dunphy has been the Chief Financial Officer, Treasurer and a director of the Company since January 2006.
10 Includes (i) 1,792,000 shares of record, (ii) warrants to purchase 1,792,000 shares of common stock at an exercise price of $0.025 per share.
11 Includes (i) 400,000 shares of record, (ii) warrants to purchase 400,000 shares of common stock at an exercise price of $0.025 per share.
12 Includes (i) 1,225,490 shares of record and (ii) warrants for the purchase of 1,225,490 shares of common stock at an exercise price of $0.025 per share.
13 Mr. Kenneth Pasternak has sole voting and investment control over these shares.
14 Includes (i) 1,760,000 shares of record, (ii) warrants to purchase 1,760,000 shares of common stock at an exercise price of $0.025 per share.
15 Includes (i) 1,225,490 shares of record and (ii) warrants for the purchase of 1,225,490 shares of common stock at an exercise price of $0.025 per share. Mr. Jack Polak is the general partner of this entity and has sole voting and investment control over these shares.
16 Includes (i) 612,745 shares of record and (ii) warrants for the purchase of 612,745 shares of common stock at an exercise price of $0.025 per share.
17 Includes (i) 666,666 shares of record and (ii) warrants to purchase 666,666 shares of common stock at an exercise price of $0.025 per share.
18 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share. Mr. Jack Polak is the president of this entity and has sole voting and investment control over these shares.
19 Includes (i) 1,838,235 shares of record and (ii) warrants to purchase 1,838,235 shares of common stock at an exercise price of $0.025 per share.
20 Mr. Steven Winters has sole voting and investment control over these shares.
21 Mr. Steven Winters has sole voting and investment control over these shares.
22 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
23 Harborview Master Fund L.P. is a master fund in a mater-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have shares voting and investment control for these shares. Messrs Rosenblum and Stefansky disclaim beneficial ownership of these shares.
24 Includes (i) 8,000,000 shares of record and (ii) warrants to purchase 8,000,000 shares of common stock at an exercise price of $0.025 per share. Mr. Mathew Hayden has sole voting and investment control over these shares.
25 Hayden Communications, Inc. received these shares as partial consideration under an investor relations consultant agreement with the Company. Mr. Brett Maas has sole voting and investment control over these shares.
26 Ronald I. Heller is a manager of Heller Capital Investments and has sole voting and investment control over these shares.
27 Ronald I. Heller is the direct beneficiary of this trust. Lawrence Kuperberg, TTEE The Evan Todd Heller 1997 Trust U/A/D 6/17/97 FBO Evan Todd Heller owns 7,314,348 shares of record all of which Ronald I. Heller disclaims beneficial ownership.
28 Includes (i) 400,000 shares of record and (ii) warrants to purchase 400,000 shares of common stock at an exercise price of $0.025 per share.
29 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
30 Includes (i) 1,600,000 shares of record and (ii) warrants to purchase 1,600,000 shares of common stock at an exercise price of $0.025 per share.
31 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
32 Includes (i) 3,200,000 shares of record and (ii) warrants to purchase 3,200,000 shares of common stock at an exercise price of $0.025 per share.
33 Includes (i) 400,000 shares of record, (ii) warrants to purchase 1,560,000 shares of common stock at an exercise price of $0.025 per share, (iii) an option to purchase 346,666 shares of common stock at an exercise price of $0.025 per share and (iv) an option to purchase 300,000 shares of common stock at an exercise price of $0.10 per share. Mr. Macpherson is Secretary of the Company and a partner of Macpherson Counsel LLP which acts as legal counsel to the Company. Mr. Macpherson’s spouse owns 400,000 shares of record and warrants to purchase 400,000 shares at $0.025 per share, all of which Mr. Macpherson disclaims beneficial ownership.
34 Includes (i) 2,000,000 shares of record and (ii) warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.025 per share. Mr. has sole voting and investment control over these shares.
35 Includes (i) 400,000 shares of record and (ii) warrants to purchase 400,000 shares of common stock at an exercise price of $0.025 per share.
36 Mr. Nagelberg is a manager of Heller Capital Investments and disclaims beneficial ownership of the shares owned by Heller Capital Investments.
37 Mr. Steven Hart has sole voting and investment control over these shares.
38 Includes warrants to purchase 99,383 shares of common stock at an exercise price of $0.025 per share. Pequot Capital Management, Inc. is the investment manager for Pequot Scout Fund L.P., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Premium Series PCC Limited--Cell 33 and Pequot Diversified Master Fund, Ltd. (collectively the "Funds") and holds all voting (except for those shares held by Premium Series PCC Limited--Cell 33) and dispositive power for all shares held of record by the Funds and may be deemed the beneficial owner of such shares. Pequot Capital Management, Inc. disclaims beneficial ownership of all shares held therein. The sole director and controlling stockholder of Pequot Capital Management, Inc. is Arthur J. Samberg.
39 Includes (i) 3,092,801 shares of record and (ii) warrants to purchase 3,092,801 shares of common stock at an exercise price of $0.025 per share. See footnote 38.
40 Includes (i) 2,788,873 shares of record and (ii) warrants to purchase 2,788,873 shares of common stock at an exercise price of $0.025 per share. See footnote 38.
41 Includes (i) 11,201,936 shares of record and (ii) warrants to purchase 11,201,936 shares of common stock at an exercise price of $0.025 per share. See footnote 38.
42 Includes warrants to purchase 154,305 shares of common stock at an exercise price of $0.025 per share. See footnote 38.
43 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
44 Includes (i) 4,901,960 shares of record and (ii) warrants to purchase 4,901,960 shares of common stock at an exercise price of $0.025 per share. Mr. Ron Lazar and Mr. Anthony Polak are the managing members of this entity and have shared voting and investment control over these shares.
45 Includes (i) 400,000 shares of record, and (ii) warrants to purchase 400,000 shares of common stock at an exercise price of $0.025 per share. Mrs. Macpherson’s spouse owns (i) 400,000 shares of record (ii) warrants to purchase 3,900,000 shares of common stock at an exercise price of $0.025 per share, (iii) an option to purchase 1,666,666 shares of common stock at an exercise price of $0.025 per share and (iv) an option to purchase 300,000 shares of common stock at an exercise price of $0.10 per share, all of which Mrs. Macpherson disclaims beneficial ownership.
46 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
47 Includes (i) 400,000 shares of record, and (ii) warrants to purchase 400,000 shares of common stock at an exercise price of $0.025 per share.
48 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
49 Includes (i) 960,000 shares of record and (ii) warrants to purchase 960,000 shares of common stock at an exercise price of $0.025 per share.
50 Includes (i) 19,424,643 shares of record and (ii) warrants to purchase 19,424,642 shares of common stock at an exercise price of $0.025 per share. The Sherleigh Associates, Inc. Defined Benefit Pension Plan is for the benefit of the employees of Sherleigh Associates, Inc. The trustee of the Plan is Jack Silver who has voting and investment control over these shares.
51 Includes (i) 612,745 shares of record and (ii) warrants to purchase 612,745 shares of common stock at an exercise price of $0.025 per share.
52 Evan Todd Heller’s father’s IRA account owns 18,333,333 shares of common stock and Heller Capital Investments owns 90,992,647 shares of common stock all of which this trust disclaims beneficial ownership.
53 Includes (i) 1,879,200 shares of record and (ii) warrants to purchase 1,879,200 shares of common stock at an exercise price of $0.025 per share. Mr. Michael Fein and Mr. Stephen Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of this entity, exercise shared voting and investment control over these shares, although Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of these shares.
54 Includes (i) 4,600,800 shares of record and (ii) warrants to purchase 4,600,800 shares of common stock at an exercise price of $0.025 per share. Mr. Michael Fein and Mr. Stephen Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of this entity, exercise shared voting and investment control over these shares, although Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of these shares.
55 Includes options to purchase 9,000 shares of common stock at an exercise price of $0.10 per share.
56 Includes options to purchase 15,000 shares of common stock at an exercise price of $0.10 per share.
57 Includes options to purchase 15,000 shares of common stock at an exercise price of $0.10 per share.
58 Includes options to purchase 15,000 shares of common stock at an exercise price of $0.10 per share.
59 Includes options to purchase 15,000 shares of common stock at an exercise price of $0.10 per share.
60 Includes options to purchase 800,000 shares of common stock at an exercise price of $0.025 per share.
61 Includes (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
62 Includes of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
63 Includes of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.

Total Dollar Value of Securities Underlying Warrants and Options Offered by Selling Holders

The following table sets forth the total dollar value of the securities underlying the warrants and options registered for resale using the closing market price of the Company’s Common Stock on the date of sale.

Security Description	Number of Securities	Date of Sale	Closing Market Price of Common Stock	Value
Options	150,000	April 27, 2006	$0.55	$82,500
Options	150,000	April 27, 2007	$0.40	$60,000
Options	269,000	February 8, 2008	$0.10	$26,900
Warrants	7,331,215	July 11, 2008	$0.035	$256,593
Options	900,000	July 21, 2008	$0.08	$72,000
Warrants	3,333,333	July 25, 2008	$0.07	$233,333
Options	8,426,665	August 4, 2008	$0.10	$842,667
Warrants	68,663,272	August 4, 2008	$0.10	$6,866,327
Warrants	6,480,000	August 7, 2008	$0.18	$1,166,400
Warrants	3,333,333	August 12, 2008	$0.165	$549,999
Warrants	2,800,000	August 22, 2008	$0.139	$389,200
Warrants	333,333	August 28, 2008	$0.14	$46,667
Warrants	1,792,000	August 29, 2008	$0.15	$268,800
Totals	103,962,151			$10,861,386

Total Possible Profit to Selling Holders

The following table sets forth certain pricing information with regard to the warrants and options offered by Selling Holders.

Security Description	Number of Securities	Date of Sale	Closing Market Price of Common Stock	Total Market Value	Exercise Price	Price Discount	Total Discount
Options	150,000	April 27, 2006	$0.55	$82,500	$0.55	$0.00	$0.00
Options	150,000	April 27, 2007	$0.40	$60,000	$0.40	$0.00	$0.00
Options	269,000	February 8, 2008	$0.10	$26,900	$0.10	$0.00	$0.00
Options	900,000	July 21, 2008	$0.08	$72,000	$0.052	$0.028	$25,200
Options	8,426,665	August 4, 2008	$0.10	$842,667	$0.025	$0.075	$631,999.88
Subtotals	9,895,665		$1.23	$1,084,067	$1.13	$0.103	$657,199.88
Warrants	7,331,215	July 11, 2008	$0.035	$256,593	$0.025	$0.010	$73,312.15
Warrants	3,333,333	July 25, 2008	$0.07	$233,333	$0.025	$0.045	$149,999.98
Warrants	68,663,272	August 4, 2008	$0.10	$6,866,327	$0.025	$0.075	$5,149,745.40
Warrants	6,480,000	August 7, 2008	$0.18	$1,166,400	$0.025	$0.155	$1,004,400
Warrants	3,333,333	August 12, 2008	$0.165	$549,999	$0.025	$0.14	$466,666.62
Warrants	2,800,000	August 22, 2008	$0.139	$389,200	$0.025	$0.114	$319,200
Warrants	333,333	August 28, 2008	$0.14	$46,667	$0.025	$0.115	$38,333.30
Warrants	1,792,000	August 29, 2008	$0.15	$268,800	$0.025	$0.125	$224,000
Subtotals	94,066,486		$0.98	$9,777,319	$0.20	$0.78	$7,425,657.45
Totals	103,962,151		$2.21	$10,861,386	$1.33	$0.883	$8,082,857.33

Comparison of Outstanding Securities Held Prior to Restructuring by Selling Holders, Company Affiliates and Non-Affiliates

The following table sets forth sets forth certain security ownership of certain persons prior to the Company’s restructuring transaction consummated August 4, 2008.

	Common Stock	Convertible Preferred Stock	Warrants	Options	Total
Preferred Stock Holders*†		22,043,862	22,043,862		44,087,722
Management*†	8,540,131		897,500	10,538,024	19,975,655
Bridge Loan Holders*†			5,000,000		5,000,000
Persons other than selling holders, affiliates of the Company, and affiliates of selling holders	13,575,175		4,435,311	894,000	18,904,486
Total	22,115,306	22,043,862	32,376,673	11,432,024	87,967,863

* Denotes a selling holder
† Denotes a Company affiliate

PLAN OF DISTRIBUTION

The Selling Holders (See ‘‘Selling Holders’’ below) may, from time to time, offer and sell the shares of Common Stock and the Common Stock Purchase Warrants included in this Prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. Alternatively, the Selling Holders may exercise these Warrants pursuant to an exemption from registration if one is available at the time, and offer and sell the underlying shares and any unexercised Warrants under this Prospectus. Once exercised, the shares of Common Stock underlying the Common Stock warrants may be sold pursuant to the terms of this Prospectus. The term ‘‘Selling Holders’’ includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this Prospectus from the Selling Holders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this Prospectus from time to time to describe a specific plan of distribution.

Each Selling Holder may make these sales at prevailing market prices or at other negotiated prices. The Selling Holders may use any one or more of the following methods when selling securities covered by this Prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions; and

•	to cover short sales;

•	broker-dealers may agree with the Selling Holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Holders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•
enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to them of shares that this Prospectus offers, which the broker-dealer or financial institution may in turn resell pursuant to this Prospectus; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, the broker-dealer or financial institution may in turn resell pursuant to this Prospectus.

In addition, the Selling Holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this Prospectus. However, AII's "promoters" and their "affiliates" and their transferees, within the meaning of the Securities Act of 1933 (the "Act") both before and after the Merger are "underwriters" within the meaning of the Act. Regardless of technical compliance with Rule 144 under the Act, because AII was a "shell" prior to the Merger, Rule 144 will be unavailable to its promoters and affiliates.

In effecting sales, broker-dealers or agents that the Selling Holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders, in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered hereunder.

In offering securities that this Prospectus covers, the Selling Holders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Holders, may qualify as ‘‘underwriters’’ within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

In order to comply with the securities laws of some states, the Selling Holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Holder complies with the exemption.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act of 1933, as amended (the ‘‘Securities Act’’). The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

Upon the Company being notified in writing by a Selling Holder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the number of shares that the Selling Holder is offering;

•	the terms of the offering, including the name of the Selling Holder and any underwriter, dealer or agent;

•	the purchase price paid by any participating broker-dealer or underwriter;

•	any discount, commission and other broker-dealer or underwriter compensation;

•	any discount, commission or concession allowed or reallowed or paid to any dealer;

•	the proposed selling price to the public;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

•	other facts material to the transaction.

The Selling Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. In addition, upon the Company being notified in writing by a Selling Holder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this Prospectus will be filed if then required in accordance with applicable securities law.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Holders against claims and losses due to material misstatements or omissions made by us (and not by the Selling Holders) in this Prospectus. Each of the Selling Holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

LEGAL MATTERS

Macpherson Counsel LLP, 444 Madison Avenue, New York, New York 10022 will pass upon the validity of the Common Stock being offered hereby. Sean S. Macpherson, a partner of Macpherson Counsel LLP, currently beneficially owns 400,000 shares of Common Stock of the Company, options for the purchase of 300,000 shares of Common Stock at an exercise price of $0.10 per share, options for the purchase of 1,666,667 shares of Common Stock at an exercise price of $0.025 per share, and warrants for the purchase of 3,900,000 shares of Common Stock at an exercise price of $0.025 per share.

EXPERTS

The financial statements for the Company for the fiscal years ended 2007 and 2006 have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov .

ADUROMED INDUSTRIES, INC.
CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

PAGE

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007	F1

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER30, 2008 AND 2007	F2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007	F3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER, 2008 AND 2007	F4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F5

DECEMBER 31, 2007

INDEX	Page

Report of Independent Registered Public Accounting Firm	F13

Consolidated Balance Sheets as of December 31, 2007 and 2006	F14

Consolidated Statements of Operations for the years ended December 31, 2007 and 2006	F15

Consolidated Statements of Stockholders’ Equity (Deficit) for the two year period ended December 31, 2007	F16

Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006	F17

Notes to the Consolidated Financial Statements	F18

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash	$3,111,287	$212,215
Accounts receivable (net of $11,418 allowance)	328,028	739,840
Revenues in excess of billings	7,679	-
Inventory	595,006	900,938
Prepaid expenses	-	55,350
Total current assets	4,042,000	1,908,343

Property, plant and equipment, net	272,337	351,179

Long term deposits	17,988	17,988

Total assets	$4,332,325	$2,277,510

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$405,783	$517,402
Deferred revenue	165,595	245,391
Dividends payable	-	864,013
Accrued liquidated damages	-	602,000
Billings in excess of revenue	584,967	1,221,338
Short term secured notes payable	-	1,225,000
Convertible debt, face value $1,225,000, due August 4, 2008	-	28,892
Short term notes payable related party	-	-
Current portion of notes payable	200,022	197,756
Total current liabilities	1,356,367	4,901,792

Notes payable, less current portion	-	62,476

Total liabilities	1,356,367	4,964,268

Stockholders' equity (deficit)
Preferred stock: $.0001 par value; 60,000,000 shares authorized; 0 and 22,043,862 shares issued and outstanding	-	2,204
Common stock: $.0001 par value; 1,400,000,000 shares authorized; 563,406,932 and 21,665,306 shares issued and outstanding	56,341	2,167
Additional paid-in capital	18,848,772	9,363,671
Accumulated deficit	(15,929,155)	(12,054,800)
Total stockholders' equity (deficit)	2,975,958	(2,686,758)

Total liabilities and stockholders' deficit	$4,332,325	$2,277,510

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	September 30,
	2008	2007
Revenues
Contract revenues earned	$571,243	$298,838
Sales and service revenues	177,515	304,399
Total revenues	748,758	603,237

Cost of sales	482,239	423,253

Gross profit	266,519	179,984

Operating expenses
Salaries and wages	339,227	396,325
General and administrative expenses	1,015,049	594,032
Depreciation expense	19,585	21,847
Total operating expenses	1,373,861	1,012,204

Loss from operations	(1,107,342)	(832,220)

Other income and expenses
Interest and other income	40,290	7,291
Interest expense	(253,324)	(82,510)
Total other income and expenses	(213,034)	(75,219)

Net loss before income taxes	(1,320,376)	(907,439)

Provision for income tax benefit	-	-

Net loss	$(1,320,376)	$(907,439)

Basic and diluted net loss per common share	$-	$(0.05)

Weighted average common shares outstanding	336,645,470	20,994,455

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Nine months ended
	September 30,
	2008	2007
Revenues
Contract revenues earned	$1,425,466	$1,413,086
Sales and service revenues	529,273	722,272
Total revenues	1,954,739	2,135,358

Cost of sales	1,291,321	1,345,116

Gross profit	663,418	790,242

Operating expenses
Salaries and wages	1,029,217	1,219,269
General and administrative expenses	2,098,740	1,562,117
Depreciation expense	63,900	68,429
Total operating expenses	3,191,857	2,849,815

Loss from operations	(2,528,439)	(2,059,573)

Other income and expenses
Interest and other income	40,904	21,000
Interest expense	(1,867,256)	(175,823)
Total other income and expenses	(1,826,352)	(154,823)

Net loss before income taxes	(4,354,791)	(2,214,396)

Provision for income tax benefit	-	-

Net loss	$(4,354,791)	$(2,214,396)

Basic and diluted net loss per common share	$(0.04)	$(0.12)

Weighted average common shares outstanding	127,553,445	20,836,677

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,354,791)	$(2,214,396)
Adjustments to reconcile net loss to
net cash used in operations:
Stocks, Warrants and options issued for services	1,693,261	296,997
Stocks issued for dividends & liquated damages	598,577
Stoci issued for debt	1,159,733	-
Depreciation expense	63,900	68,429
Disposal of Fixed Assets	22,249	7,170
Change to allowance for bad debt		(4,682)
Changes in operating assets and liabilities:
Accounts receivable	411,812	(20,535)
Revenues in excess of billings	(7,679)	70,000
Inventory	305,932	(158,376)
Prepaid expenses	55,350	(5,492)
Accounts payable and accrued liabilities	(262,075)	(832,309)
Deferred revenue	(79,796)	140,829
Billings in excess of revenue	(636,371)	356,165
Interest on notes payable	8,775	-
Dividends payable	(864,013)	315,000
Net cash used in operating activities	(1,885,136)	(1,981,200)

Cash flows from investing activities:
Purchase of fixed assets	(7,307)	(11,686)
Net cash used in investing activities	(7,307)	(11,686)

Cash flows from financing activities:
Issuance of secured notes payable	350,000	1,275,000
Repayments of secured notes payable	-	(127,500)
Repayments of notes payable	(418,985)	(6,661)
Proceeds from issuance of stock	4,946,000	6,292
Cost of issuance of preferred stock and Warrants	(85,500)	(111,032)
Net cash provided by financing activities	4,791,515	1,036,099

Decrease in cash and cash equivalents	2,899,072	(956,787)

Cash and cash equivalents, beginning of period	212,215	1,892,336
Cash and cash equivalents, end of period	$3,111,287	$935,549

Supplemental disclosures of cash flow information:
Cash paid for interest	$94,303	$45,780
Supplemental disclosures of non-cash investing and financing activities:
Conversion of note to stock	$1,225,000	$129,299
Accrual of preferred stock dividends	$210,000	$310,000
Conversion of accrued dividend to stock	$383,577	$-
Conversion of acrued liquidated damages to stock	$215,000	$-

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The condensed consolidated balance sheets of Aduromed Industries Inc., and subsidiaries (“Aduromed”, the “Company”, “AII”) as of September 30, 2008 and December 31, 2007, the condensed consolidated statements of operations for the three and nine month period ended September 30, 2008 and 2007, and the condensed consolidated statements of cash flows for the nine month period ended September 30, 2008 and 2007 have been prepared by the Company without audit. In the opinion of management, the information contained herein reflects all adjustments necessary to make the presentation of the Company’s condensed financial position, results of operations and cash flows not misleading. All such adjustments are of a normal recurring nature.

The accompanying condensed consolidated financial statements do not contain all of the information and disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with the consolidated financial statements and related notes included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 31, 2008 and amended on July 24, 2008.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred substantial recurring losses, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has available cash and cash equivalents of approximately $3,111,287 at September 30, 2008 which it intends to utilize for working capital purposes and to continue developing its business. On August 4, 2008 the Company closed on a Master Restructuring Agreement (“MRA”) pursuant to which the Company has received $4,946,000 in equity funding and has retired or converted all of its preferred stock, liquidated damages, accrued dividends on the preferred stock and a bridge loan in the amount of $1,225,000 into shares of common stock. Concurrent with the MRA, the Company increased its authorized common shares to 1.4 billion shares of common stock. To supplement its cash resources, the Company continues to pursue a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

2. BUSINESS DESCRIPTION - ORGANIZATION

The Company designs, fabricates and installs systems to treat regulated medical waste on site. Its principal products are the Aduromed MedClean® series systems. AII through its subsidiary provides MedClean® systems to hospitals and other medical facilities as efficient, safe, cost-effective and legally-compliant solutions as alternatives to incineration or off-site hauling of untreated medical waste and to other types of alternative treatment technologies and methodologies.

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EARNINGS (LOSS) PER COMMON SHARE

The net earnings (loss) per common share are computed by dividing the net loss for the period by the weighted average number of shares outstanding for the period. Outstanding warrants and options for the period ending September 30, 2008 and 2007 amounting to 520,536,489 and 43,658,264 respectively were not included in the calculation for net loss per common share because it would be antidilutive.

Outstanding Preferred A and B class of stock nor the common stock equivalents associated with the conversion feature amounting to 22,043,862 for the period ending September 30, 2007 of both classes of Preferred stock were not included in the calculation for net loss per common share as it would be antidilutive.

The numerator and denominator used in the basic and diluted earnings (loss) per share of common stock computations are presented in the following table:

	Nine months ended		Three months ended
	September 30,		September 30,
	2008	2007	2008	2007
NUMERATOR FOR BASIC AND DILUTED EPS (LPS)
Net loss per statement of operations	$(4,354,791)	$(2,214,396)	$(1,320,376)	$(907,439)
Dividend payable to preferred stockholders	(210,000)	(315,000)	-	(105,000)
Net loss to common stockholders	$(4,564,791)	$(2,529,396)	$(1,320,376)	$(1,012,439)

DENOMINATOR FOR BASIC AND DILUTED EPS (LPS)
Weighted average shares of common stock outstanding	127,553,445	20,836,677	336,645,470	20,994,455

Basic and diluted EPS (LPS)	$(0.04)	$(0.12)	$(0.00)	$(0.05)

USE OF ESTIMATES

The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. At September 30, 2008, the Company has cash balances amounting to $3,011,287 on deposit in one account with a financial institution in excess of the federally insured limits.

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTROL BY PRINCIPAL STOCKHOLDERS

The directors, executive officers, participants in the Master Restructuring Agreement and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

DEPENDENCE ON PRINCIPAL CUSTOMER

One principal customer, Aramark, represents a significant portion of our revenues. We recognized revenue of approximately $472,671 or 24% and $596,225 or 28% of total revenue from Aramark in the nine months ended September 30, 2008 and 2007, respectively. In the current year, the loss of our principal customer would have a significant adverse impact on our business. On a going forward basis we intend to mitigate this dependence.

ACCOUNTS RECEIVABLE

The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $11,418 as of September 30, 2008 and December 31, 2007.

PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant and equipment that consist of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property has a useful life of 3 to 10 years. The following table summarizes these assets as of September 30, 2008 and December 31, 2007:

	September 30,	December 31,
	2008	2007
Vehicles	$-	$41,338
Office Furniture	164,525	164,525
Computers and Accessories	174,007	175,485
Leasehold Improvements	117,997	117,997
Total Assets	456,529	499,345
Accumulated Depreciation	(184,192)	(148,166)
Property, Plant and Equipment, Net	$272,337	$351,179

INVENTORY

The Company maintains an inventory, which consists primarily of component parts, spare parts and consumable goods. The average cost method is utilized in valuing the inventory, and is stated at the lower of cost or market. The following table summarizes these assets as of September 30, 2008 and December 31, 2007:

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 30,	December 31,
	2008	2007

Component & spare parts	527,220	742,310
Consumables	19,786	29,384
Advance payments	48,000	129,244
Total inventory	595,006	900,938

REVENUE RECOGNITION

The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery of components, and the final 25% upon completion of installation and start-up.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At September 30, 2008 and December 31, 2007, the Company had $165,595 and $245,391, respectively in deferred revenue from maintenance agreements.

Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.

4. CONTRACTS IN PROGRESS

The Company entered into construction type contracts to furnish and install its systems in hospitals. There were five outstanding contracts at September 30, 2008. The following table summarizes these outstanding contracts:

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Contract	Revenue	Amounts	Revenues in	Billings in excess
	Amount	Recognized	Billed	excess of Billings	of Revenues
Outstanding contracts at September 30, 2008
	1,327,930	949,221	1,327,930	-	378,709
	231,257	29,347	21,668	7,679	-
	483,596	163,939	215,271	-	51,332
	299,759	64,875	188,632	-	123,757
	559,594	528,426	559,594	-	31,168
				7,679	584,966

Outstanding contracts at December 31, 2007
	1,327,930	683,593	1,327,930	-	644,337
	483,117	458,995	483,117	-	24,122
	231,257	12,447	12,447	-	-
	483,596	106,076	120,899	-	14,823
	257,820	-	257,820	-	257,820
	282,948	-	94,316	-	94,316
	559,594	5,611	191,531	-	185,920
				-	1,221,338

5. SHORT-TERM NOTES PAYABLE RELATED PARTY

On March 17, 2008, the Company entered into a factoring agreement with a stockholder of the Company whereby the Company received $300,000 secured by specific milestone billings. The company agreed to pay interest at 15% per annum. As further incentive the Company issued 600,000 warrants with an exercise price of $0.09. The estimated value of the warrants is added to paid-in-capital and amortized to interest expense over the life of the loan. The warrant agreement expires on March 16, 2013. On May 23 2008, the Company repaid $50,000 of principal on this note and on August 7, 2008, repaid the remaining balance of $250,000 with accrued interest of $16,200.

6. NOTE PAYABLE

The Company had a note payable to a bank. The note was personally guaranteed by an officer of the Company, and bears interest at the bank’s prime interest rate adjusted quarterly. On September 12, 2008, the Company repaid the outstanding balance of $100,000.

7. PREFERRED STOCK

On August 4, 2008, Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), (i) converted its shares of Series A and Series B Preferred Stock into 20,000,081 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) converted accumulated dividends payable on its Preferred Stock as of June 30, 2008 in the amount of $383,576 into 15,343,040 shares of Common Stock and received additional common stock purchase warrants for 15,343,040 shares of Common Stock at an exercise price of $0.025 per share, and (iii) converted liquidated damages in the amount of $215,000 payable to Sherleigh by the Company into 8,600,000 shares of Common Stock and received additional common stock purchase warrants for 8,600,000 shares of Common Stock at an exercise price of $0.025 per share.

On August 4, 2008, the Pequot Funds surrendered their shares of Series A and Series B Preferred Stock to the Company which shares were cancelled, and the Pequot Funds forfeited their right to receive accumulated dividends payable on their Preferred Stock as of June 30, 2008 in the amount of $690,436 and liquidated damages in the amount of $387,000 payable to the Pequot Funds by the Company.

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Series A and B Preferred Warrants were amended such that they collectively represent the right to purchase 55,999,998 shares of Common Stock at an exercise price of $0.025 per share, of which Pequot Funds holds warrants for the purchase of 36,000,001 shares of Common Stock and Sherleigh holds warrants for the purchase of 19,999,997 shares of Common Stock and weighted average anti-dilution rights have been terminated.

The Amended and Restated Stockholders Agreement, dated as of January 23, 2006 among the Company, Aduromed, the Pequot Funds and Sherleigh was terminated.

8. COMMON STOCK

For the nine months ended September 30, 2008, 525,000 shares of common stock were issued to a business advisor and consultant to the Company as part of his compensation package. The shares were valued at $0.23 per share for a total value of $120,750.

On August 4, 2008 concurrent with the closing of the Master Restructuring Agreement the Company increased its authorized common shares to 1.4 billion shares and:

the Bridge Loan Holders collectively converted a deemed principal amount of $1,275,000 of their notes into 93,750,000 shares of Common Stock and all such Bridge Loan Holders’ outstanding common stock warrants were collectively converted into warrants for the purchase of 93,750,000 shares of Common Stock at an exercise price of $0.025 per share and anti-dilution rights were terminated. All documents entered into in connection with the bridge loan were terminated.

Mr. Esposito and his new management associates invested $1,046,000 into the Company in return for 83,680,000 shares of Common Stock and common stock purchase warrants representing an equal amount of shares of Common Stock at an exercise price of $0.025 per share and

The Pequot Funds invested an additional $1,300,000 into the Company, with post restructuring holdings of 131,097,456 shares of Common Stock and warrants to purchase 131,097,456 shares of Common Stock at $0.025 per share and

Sherleigh invested an additional $700,000 into the Company, with post restructuring holdings of 71,943,023 shares of Common Stock and warrants to purchase 71,943,023 shares of Common Stock at $0.025 per share

On September 2, 2008, the Company issued 4.5 million shares of common stock to an investor relations firm as part of their service contract. The shares were valued at $0.15 per share for a total value of $675,000.

9. RECLASSIFICATION

We reclassified warrants amortization expenses in the three and nine month periods of 2007 from General and Administrative expenses to interest expense to conform to the current period presentation. There is no effect on the net loss for the prior period.

10. SUBSEQUENT EVENTS

On November 1, 2008 the Company commenced leasing a four office suite in Scotch Plains, NY for $3, 710.00 per month for 12 twelve months. . The one year lease commences November 1, 2008 and terminates October 31, 2009

On November 1, 2008, the Company began leasing the remaining 11,834 sq ft of space at its’ existing facility in Bethel, CT. The lease is a triple net lease (NNN) commencing November 1, 2008 and terminating October 31, 2011. The base rent for the first year is $5.50 per sq. ft. with 3% increases for each of the following two years. The additional space will be used to assemble our systems.

Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107	PHONE: (801) 281-4700 FAX: (801) 281-4701

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
Aduromed Industries, Inc.
Bethel, Connecticut

We have audited the consolidated balance sheet of Aduromed Industries, Inc. (the Company) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aduromed Industries, Inc. as of December 31, 2007, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial recurring losses. This raises substantial doubt about the Company’s ability to meet its obligations and to continue as a going concern. Management’s plans in regard to this matter are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 26, 2008

ADUROMED INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets
Cash	$212,215	$1,892,336
Accounts receivable (net of $11,418 and $16,100 allowance)	739,840	175,237
Revenues in excess of billings	-	158,215
Inventory	900,938	639,806
Prepaid expenses	55,350	51,528
Total current assets	1,908,343	2,917,122

Property, plant and equipment, net	351,179	435,221

Long term deposits	17,988	18,488

Total assets	$2,277,510	$3,370,831

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$517,402	$1,061,203
Deferred revenue	245,391	68,103
Dividends payable	864,013	444,013
Accrued liquidated damages	602,000	602,000
Billings in excess of revenue	1,221,338	366,064
Short term secured notes payable	1,225,000	-
Convertible debt, face value $1,225,0000, due June 27, 2008	28,892	-
Current portion of notes payable	197,756	141,600
Total current liabilities	4,901,792	2,682,983

Notes payable, less current portion	62,476	250,224

Total liabilities	4,964,268	2,933,207

Stockholders' deficit
Preferred stock: $.0001 par value; 60,000,000 shares authorized; 22,043,862 shares issued and outstanding	2,204	2,204
Common stock: $.0001 par value;200,000,000 shares authorized; 21,665,306 and 20,683,257 shares issued and outstanding	2,167	2,068
Additional paid-in capital	9,363,671	7,539,326
Accumulated deficit	(12,054,800)	(7,105,974)
Total stockholders' deficit	(2,686,758)	437,624

Total liabilities and stockholders' deficit	$2,277,510	$3,370,831

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended
	December 31,
	2007	2006
Revenues
Contract revenues earned	$1,744,238	$4,138,720
Sales and service revenues	1,120,959	455,627
Total revenues	2,865,197	4,594,347

Cost of sales	1,775,896	3,292,658

Gross profit	1,089,301	1,301,689

Operating expenses
Salaries and wages	1,604,725	1,707,062
General and administrative expenses	1,991,409	2,647,614
Depreciation expense	90,621	59,811
Total operating expenses	3,686,755	4,414,487

Loss from operations	(2,597,454)	(3,112,798)

Other income and expenses
Interest income	24,794	77,608
Interest expense	(1,956,166)	(247,121)
Total other income and expenses	(1,931,372)	(169,513)

Net loss before income taxes	(4,528,826)	(3,282,311)

Provision for income tax benefit	-	-

Net loss	$(4,528,826)	$(3,282,311)

Basic and diluted net loss per common share	$(0.24)	$(0.18)

Weighted average common shares outstanding	20,977,732	20,643,910

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE TWO YEAR PERIOD ENDED DECEMBER 31, 2007

	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total

Balance December 31, 2005	6,263,702	$626	19,001,152	$1,900	$3,300,100	$(3,419,431)	$(116,805)

Issuance of Series B preferred stock	15,780,160	1,578	-	-	5,009,392		5,010,970
Costs of issuance					(568,629)		(568,629)
Stock issued on note conversion			341,050	34	99,966		100,000
Stock issued on note conversion			341,050	34	99,966		100,000
Stock issued for purchase of AII(1) & recapitalization			1,000,005	100	(600,100)		(600,000)
Warrants and options issued for services					198,631		198,631
Preferred stock dividend						(404,232)	(404,232)
Net loss for the year	-	-	-	-	-	(3,282,311)	(3,282,311)
Balance December 31, 2006	22,043,862	2,204	20,683,257	2,068	7,539,326	(7,105,974)	437,624

Stock issued on note conversion			397,163	40	91,308		91,348
Stock issued on note conversion			165,011	17	37,936		37,953
Stock issued for consulting services			375,000	38	86,212		86,250
Stock issued on employee stock option conversion			44,875	5	6,288		6,293
Warrants and options issued for services					1,602,601		1,602,601
Preferred stock dividend						(420,000)	(420,000)
Net loss for the year	-	-	-	-	-	(4,528,826)	(4,528,826)
Balance December 31, 2007	22,043,862	$2,204	21,665,306	$2,167	$9,363,671	$(12,054,800)	$(2,686,758)

(1) Name changed from General Devices Inc to Aduromed Industries Inc.(AII) on January 30, 2007

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Year ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(4,528,826)	$(3,282,311)
Adjustments to reconcile net loss to
net cash used in operations:
Stock issued for services and interest	86,250	-
Warrants and options issued for services	471,758	198,631
Beneficial conversion feature	1,159,735
Depreciation expense	90,621	59,811
Bad debt write off	-	-
Write off fixed assets	7,170
Convert Capital lease to Operating lease	(7,123)
Changes in operating assets and liabilities:
Accounts receivable	(564,603)	(92,288)
Revenues in excess of billings	158,215	(1,748)
Inventory	(261,132)	(593,765)
Prepaid expenses	(3,822)	(26,997)
Long term deposits	500	64,472
Accounts payable and accrued liabilities	(963,800)	423,778
Deferred revenue	177,288	34,432
Billings in excess of revenue	855,274	366,064
Interest on notes payable	11,700	11,700
Accrued dividends payable	420,000	404,232
Net cash used in operating activities	(2,890,795)	(2,433,989)

Cash flows from investing activities:
Purchase of fixed assets	(13,749)	(415,625)
Net cash used in investing activities	(13,749)	(415,625)

Cash flows from financing activities:
Acquisition of shell company	-	(600,000)
Proceeds from convertible notes payable	1,275,000	-
Repayment of convertible note payable	(50,000)	-
Repayments of notes payable	(6,870)	492,551
Proceeds from stock options	6,293	-
Proceeds from issuance of preferred stock	-	5,010,970
Costs of issuance of preferred stock	-	(568,629)
Net cash provided by financing activities	1,224,423	4,334,892

Increase in cash and cash equivalents	(1,680,121)	1,485,278

Cash and cash equivalents, beginning of period	1,892,336	407,058
Cash and cash equivalents, end of period	$212,215	$1,892,336

Supplemental disclosures of cash flow information:
Cash paid for interest	$85,441	$38,013
Cash paid for income taxes	$-	$-
Supplemental disclosures of noncash investing and financing activities:
Conversion of note to stock	$129,301	$200,000

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred substantial recurring losses, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On June 27, 2007 the Company entered into a secured loan arrangement with various investors for gross proceeds of $1,275,000. The notes evidencing the loan have an original issue discount of 10%, bear interest at 12% per annum and have a maturity of six months. These loans are secured by the assets of the Company and are guaranteed by the Company’s wholly-owned subsidiary, Aduromed Corporation. In connection with the loan, the investors will also receive five year warrants to purchase a total of 2,550,000 shares of the Company’s common stock at a price of $0.38 per share (“Loan Warrants”). In the event that the Company consummates a financing involving the issuance of the Company’s common stock or securities convertible into such common stock and accompanying warrants (“Financing Warrants”) with gross proceeds of at least $1,500,000, the exercise price and anti-dilution provisions of the Loan Warrants will be reset to match the terms of the Financing Warrants. The net proceeds of the loan was approximately $1,047,175 after discounts, placement fees and expenses.

On December 27, 2007, in consideration for the issuance of additional warrants for the purchase of a total of 2,450,000 shares of the Company’s common stock, holders of $1,225,000 in principal amount of such secured loan arrangement agreed to extend the maturity of such loan to June 30, 2008. Such warrants will have a five year term and an exercise price equal to the exercise price of warrants issued in the Company’s next financing involving the issuance of the Company’s common stock or securities convertible into such common stock with proceeds of $2,000,000 or more (a “Qualified Financing”). As additional consideration for agreeing to such extension these holders were given the right to covert the principal amount of their secured notes into common stock of the Company prior to the Company’s next Qualified Financing at a conversion price equal to one-half of the closing market price of such common stock on the day of conversion.

The Company has available cash and cash equivalents of approximately $212,215 at December 31, 2007 which it intends to utilize for working capital purposes and to continue developing its business. To supplement its cash resources, the Company has been pursuing a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities, bridge loans and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

2. BUSINESS DESCRIPTION - ORGANIZATION

Effective January 30, 2007, the issuer (“AII” or “Company”) changed its corporate name from General Devices, Inc. to Aduromed Industries, Inc.

Effective January 23, 2006, the Company merged (the “Merger”) with Aduromed Corporation, a Delaware corporation (“Aduromed”), whereby Aduromed became the wholly-owned subsidiary of the Company and the former holders of the equity in Aduromed became holders of equity in AII. Aduromed is the Company’s sole operating entity. Reference is sometimes made to the “Companies” when describing the business and operations of the combined entities. Otherwise the term “Company” refers only to AII.

The Company designs, fabricates and installs systems to treat regulated medical waste on site. Its principal products are the Aduromed MedClean™ series systems. AII through its subsidiary, provides MedClean™ systems to hospitals and other medical facilities as efficient, safe, cost-effective and legally-compliant solutions as alternatives to incineration or off-site hauling of untreated medical waste and to other types of alternative treatment technologies and methodologies.

Pursuant to the terms of the Merger, each holder of a share of Aduromed's common stock (par value $0.01 per share) became entitled to 1.795 shares of AII’s Common Stock, and each holder of Aduromed's series A preferred stock (par value $0.01 per share) became entitled to 1.795 shares of AII’s Series A Preferred Stock. In addition, warrants previously issued to certain Aduromed Preferred Holders entitling them to purchase a total of 3,489,527 shares of Aduromed’s common stock at $0.68 per share were converted into AII warrants ("Series A Investor Warrants") to purchase 6,263,702 shares of AII Common Stock at $0.37883 per share.

Pursuant to the Merger, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by AII to purchase AII shares of Common Stock at a conversion rate of 1.795 shares of AII Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795. The modifications of these options did not result in any additional stock compensation expense under FAS 123 (R).

Under the terms of the Merger, AII agreed to assume the obligations of Aduromed under the Securities Purchase Agreement, dated as of September 30, 2005, between the Aduromed Preferred Holders and Aduromed as amended by the Amended and Restated Securities Purchase Agreement dated as of January 23, 2006; and, pursuant thereto, on January 23, 2006 the Company issued 15,780,160 shares of AII Series B Preferred Stock and 15,780,160 warrants ("Series B Investor Warrants"), each to purchase 15,780,160 shares of AII Common Stock at $0.31754 and $0.37883 per share, respectively, to the Aduromed Preferred Holders in consideration for their investing an additional $5,010,970.04 in AII. (The Series A Investor Warrants and the Series B Investor Warrants are hereinafter referred to collectively, as the "Investor Warrants".)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EARNINGS (LOSS) PER COMMON SHARE

The net earnings (loss) per common share is computed by dividing the net loss for the period by the weighted average number of shares outstanding for the period. Outstanding warrants and options for the year ending December 31, 2007 and 2006 amounting to 44,527,322 and 40,773,639 respectively were not included in the calculation for net loss per common share because it would be antidilutive.

Outstanding Preferred A and B class of stock nor the common stock equivalents associated with the conversion feature for the year ending December 31, 2007 and 2006 amounting to 22,043,862 for both periods of both classes of Preferred stock were not included in the calculation for net loss per common share as it would be antidilutive.

The numerator and denominator used in the basic and diluted earnings (loss) per share of common stock computations are presented in the following table:

	2007	2006
NUMERATOR FOR BASIC AND DILUTED EPS (LPS)
Net loss per statement of operations	$(4,528,826)	$(3,282,311)
Dividend payable to preferred stockholders	(420,000)	(404,232)
Net loss to common stockholders	$(4,948,826)	$(3,686,543)

DENOMINATOR FOR BASIC AND DILUTED EPS (LPS)
Weighted average shares of common stock outstanding	20,977,732	20,643,910

Basic and diluted EPS (LPS)	$(0.24)	$(0.18)

USE OF ESTIMATES

The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash deposits with financial institutions, which from time to time may exceed Federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. At December 31, 2007, the Company has no cash balances on deposit in one account with a financial institution in excess of the Federally insured limits by a total of approximately $112,000.

CONTROL BY PRINCIPAL STOCKHOLDERS

The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

DEPENDENCE ON PRINCIPAL CUSTOMER

One principal customer, Aramark, represents a significant portion of our revenues. For the years ended December 31, 2007 and 2006, we recognized approximately $913,000 or 32% and $1,722,000 or 37% respectively of total revenue in revenue from Aramark. The loss of our principal customer would have a significant adverse impact on our business.

ACCOUNTS RECEIVABLE

The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $11,418 and $16,100 as of December 31, 2007 and 2006, respectively.

PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant and equipment that consist of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property has a useful life of 3 to 10 years. The following table summarizes these assets as of December 31, 2007 and 2006:

	December 31,
	2007	2006
Vehicles	41,338	41,338
Office Furniture	164,525	179,709
Computers and Accessories	175,485	170,322
Leasehold Improvements	117,997	117,997
	499,345	509,366
Accumulated Depreciation	148,166	74,145
	351,179	435,221

INVENTORY

The Company maintains an inventory, which consists primarily of component parts, spare parts and disposable goods. The inventory, using the average cost method, was $900,938 and $639,806 as of December 31, 2007 and 2006 respectively and is stated at the lower of cost or market. The following table summarizes these assets as of December 31, 2007 and 2006:

	2007	2006
Component & spare parts	$742,310	$528,734
Consumables	29,384	26,839
Advance payments	129,244	84,233
Total Inventory	$900,938	$639,806

BUSINESS COMBINATION

On January 30, 2007, the Company changed its corporate name from General Devices, Inc. to Aduromed Industries, Inc.

On January 23, 2006, Aduromed Corporation became the wholly owned subsidiary of Aduromed Industries Inc following the Merger and is the sole operating unit.

REVENUE RECOGNITION

The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery of components, and the final 25% upon completion of installation and start-up.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At December 31, 2007 and 2006 the Company had $245,391and $68,103 in deferred revenue from maintenance agreements.

Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.

4. CONTRACTS IN PROGRESS

The Company entered into construction type contracts to furnish and install its systems in hospitals. There were seven outstanding contracts at December 31, 2007 and three outstanding at December 31, 2006. The following table summarizes these outstanding contracts:

Contract	Revenue	Amounts	Revenues in	Billings in excess
Amount	Recognized	Billed	excess of Billings	of Revenues
Outstanding contracts at December 31, 2007
1,327,930	683,593	1,327,930	-	644,337
483,117	458,995	483,117	-	24,122
231,257	12,447	12,447	-	-
483,596	106,076	120,899	-	14,823
257,820	-	257,820	-	257,820
282,948	-	94,316	-	94,316
559,594	5,611	191,531	-	185,920
3,626,262	1,266,722	2,488,060	-	1,221,338

Outstanding contracts at December 31, 2006
1,327,930	644,589	995,948	-	351,359
1,961,600	1,946,895	1,961,600	-	14,705
993,544	903,373	745,158	158,215	-
4,283,074	3,494,857	3,702,706	158,215	366,064

5.	SHORT TERM SECURED NOTES PAYABLE

On June 27, 2007 the Company entered into a secured loan arrangement with various lenders for $1,275,000. The notes have an original issue discount of 10%, bear interest at 12% per annum and have a maturity of six months. These loans are secured by the assets of the Company and are guaranteed by the Company’s wholly-owned subsidiary, Aduromed Corporation. The lenders received five year warrants to purchase a total of 2,550,000 shares of the Company’s common stock at a price of $0.38 per share. On December 27, 2007, in consideration for the issuance of additional warrants for the purchase of a total of 2,450,000 shares of the Company’s common stock, holders of $1,225,000 in principal amount of such secured loan arrangement agreed to extend the maturity of such loan to June 30, 2008. On December 27, 2007, the Company paid off $50,000 of the original note.

6.	NOTES PAYABLE

The following table summarizes the Notes Payable outstanding as of December 31, 2007 and 2006

Note Balance	Short Term	Long Term
Outstanding at December 31, 2007
$18,985	$6,509	$12,476
50,000	-	50,000
191,247	191,247	-
	197,756	62,476

Outstanding at December 31, 2006
$24,785	$7,092	$17,693
8,192	5,208	2,984
50,000	-	50,000
129,300	129,300	-
179,547	-	179,547
	141,600	250,224

The Company has a note payable on a vehicle purchase due to a third party. The note bears interest at 5.85%, requires payments of $591 per month through November 2010 and is secured by the purchased vehicle. The balance on the note at December 31, 2007 and December 31, 2006 was $18,985 and $24,785 respectively.

The Company has a note payable to a bank. The note is personally guaranteed by an officer of the Company, bears interest at the bank’s prime interest rate adjusted quarterly (7.755% at December 31, 2007 and 8.25% at December 31, 2006). The balance of $50,000 is due in 2012.

There is an outstanding note payable. The note bears a 12% interest rate and matured on December 15, 2003. Both parties have entered a verbal agreement to extend the maturity date on this note indefinitely. No accrued interest has been paid on this note to date. The following summarizes the balances due on December 31, 2007 and 2006:

	December 31,
	2007	2006
Principal	$97,500	$97,500
Accrued Interest	93,747	82,047
Total	$191,247	$179,547

In 2007, the Company transferred a note payable on a capital lease to an operating lease which will expire in 2009.

On August 27, 2007, the Company converted two promissory notes to shares of common stock. The holders of the notes received 397,163 shares and 165,011 shares of common stock respectively. The stock was valued at $0.23 per share.

7. INCOME TAXES

Income tax expense (benefit) consists of the following:

	Year ended December 31,
	2007	2006
Current
Federal	$-	$-
State	-	-
	-	-
Deferred
Federal	(1,453,412)	(1,000,088)
State	(337,479)	(238,495)
	(1,790,891)	(1,238,583)
Current and deferred	(1,790,891)	(1,238,583)
Valuation allowance	1,790,891	1,238,583
Total	$-	$-

A reconciliation of income tax benefit to the amount computed using statutory federal rates is as follows:

	Year ended December 31,
	2007	2006
Tax at statutory rate	$(1,585,019)	$(1,099,625)
Non-deductible expenses	10,115	18,449
State income tax (benefit)	(215,987)	(157,407)
Valuation allowance	1,790,891	1,238,583
	$-	$-

The Company has implemented SFAS No. 109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Total deferred tax assets and liabilities at December 31 are as follows:

	2007	2006
Deferred tax assets - Tax NOL	$3,335,927	$2,460,383
Valuation allowance	(3,335,927)	(2,460,383)
	$-	$-

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

The Company has available at December 31, 2007 unused federal and state net operating loss carry forwards totaling $9,921,079 that may be applied against future taxable income that expire in the years 2008 through 2021. The tax benefit of these net operating loss carry forwards, based on an effective tax rate of 40% is approximately $3,335,927. Management believes it is more likely than not that all of the deferred tax asset will not be realized. A valuation allowance has been provided for the entire deferred tax benefit.

8. LEASE COMMITMENTS

The Company leases office equipment and vehicles under operating leases with terms ranging from 13 months to 60 months. The annual non-cancelable operating lease payments on these leases are as follows:

2008	$68,788
2009	36,768
2010	28,863
2011	16,933
2012	2,720
Thereafter	-
$154,072

The Company entered into a lease agreement for 11,856 square feet of office and operations space in Bethel, Connecticut. Rent commenced on May 1, 2006 and will initially be at a cost of $8,151 per month plus taxes and certain other fees. The straight line monthly expense in accordance with SFAS 13 is $9,045. The lease is for a ten year term with two subsequently renewable five year terms. The annual non-cancelable lease payments subject to this lease are:

2008	$99,788
2009	102,752
2010	105,716
2011	108,680
2012	111,644
Thereafter	353,111
$881,691

9. PREFERRED STOCK

On January 23, 2006, pursuant to the terms of the Merger, the former holders of 3,489,527 shares of Aduromed's series A preferred stock of (par value $0.01 per share) became holders of all 6,263,702 shares of the Company's designated Series A Preferred Stock (par value $0.0001) plus warrants to purchase 6,263,702 shares of the Company's common stock.

Concurrent with the Merger, the Company sold 15,780,160 shares of the Company's newly-designated Series B Preferred Stock (par value $0.0001), plus Series B Preferred Warrants to purchase an aggregate of 15,780,160 shares of the Company's common stock for $5,010,970.

Both series of preferred stock require the payment of dividends at 6% per annum.

AII has accrued $602,000 in liquated damages payable to its preferred stockholders.

Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof upon exercise, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the price paid for each share of Series A Preferred Stock and Series B Preferred Stock ($0.31755) by the conversion price (the original purchase price, subject to adjustment, among other things, for the issuance of any shares of Common Stock at a price below the price paid for the Series A Preferred Stock or Series B Preferred Stock). Under certain circumstances the Company may cause the conversion of all, but not less than all, of the Series A Preferred Stock and/or the Series B Preferred Stock into Common Stock provided that the closing price of the Common Stock has exceeded the conversion price of the Series A Preferred or the Series B Preferred Stock, as the case may be, by four times for at least twenty (20) trading days in a period of thirty (30) consecutive trading days.

On September 26, 2007, the number of authorized shares of Preferred Stock, par value $0.0001, was increased from 40,000,000 to 60,000,000

10. COMMON STOCK

On January 23, 2006, pursuant to the Merger Agreement the former holders of Aduromed's 10,965,600 outstanding shares of common stock (par value $0.01 per share) became the holders of 19,683,254 shares of common stock (par value $0.0001) of the 20,683,257 outstanding shares of the Company's common stock.

On January 31, 2006, 682,100 shares of common stock were issued to two convertible note holders who converted the full value of their notes at $0.29 per share for a value of $200,000.

On April 16, 2007, the number of authorized Common Stock, par value $0.0001, was increased from 100,000,000 to 130,000,000

From August 23, 2007 through December 31, 2007, 375,000 shares of common stock were issued to a business advisor and consultant to the Company as part of his compensation package. The stocks were valued at $0.30 per share for a total value of $112,500. The Company has a further obligation to issue 75,000 shares of common stock per month through August 22, 2008.

On August 27, 562,174 shares of common stock were issued to two note holders who converted the full value of their promissory notes at $0.23 per share for a value of $129,301.

On September 26, 2007, the number of authorized shares of Common Stock, par value $0.0001, was increased from 130,000,000 to 200,000,000

During 2007, 44,875 shares of common stock were issued pursuant to stock option agreements.

11. STOCK OPTIONS AND WARRANTS

The Company has issued detachable warrants along with convertible notes throughout 2005 to obtain bridge financing. The estimated value of the warrants has been added to paid-in-capital and amortized to interest expense over the lives of the loans.

The Company has adopted SFAS 123(R) for the accounting of employee stock options issued during 2005. Therefore, the estimated value of the options issued is amortized to compensation expense over their requisite service periods.

Stock option and warrant transactions are summarized as of December 31, 2007 and 2006 as follows:

	Stock Options		Warrants
	December 31,		December 31,
	2007	2006	2007	2006
Outstanding - beginning of year	10,927,774	10,477,774	29,845,865	11,861,319
Granted	460,000	450,000	5,229,500	17,984,546
Exercised	44,875	-	-	-
Forfeited	44,875	-	1,846,067	-
Outstanding - end of period	11,298,024	10,927,774	33,229,298	29,845,865

The following table provides certain information with respect to the above-referenced stock options and warrants outstanding at December 31, 2007:

			Weighted	Weighted
	Number	Exercise	Average	Average
	Outstanding	Price Range	Exercise Price	Life in Years
Options	11,298,024	$0.05 - $0.55	$0.21	5.2
Warrants	33,229,298	$0.05 - $0.56	$0.34	3.4

The following table provides certain information with respect to the above-referenced stock options and warrants exercisable at December 31, 2007:

			Weighted	Weighted
	Number	Exercise	Average	Average
	Exercisable	Price Range	Exercise Price	Life in Years
Options	7,843,309	$0.05 - $0.55	$0.16	4.3
Warrants	33,229,298	$0.05 - $0.56	$0.34	3.4

The estimated fair values at date of grant were $.15 to $.42 for the options granted above, using the Black-Scholes option valuation model with the following assumptions:

Expected life in years	3 – 10
Interest rate	4.75% - 6%
Volatility	0.01% - 150%
Dividend yield	0%

Pursuant to the Merger, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by AII to purchase AII shares of Common Stock at a conversion rate of 1.795 shares of AII Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795. The modifications of these options did not result in any additional stock compensation expense under FAS 123 (R).

12. RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standard 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is in the process of evaluating the impact of the adoption of SFAS No. 157 will have on the Company’s consolidated results of operations and financial condition and is currently not in a position to determine such effect.

On February 15, 2007, FASB issued SFAS No. 159, entitled “The Fair Value Option for Financial Assets and Financial Liabilities.”  The guidance in SFAS No. 159 “allows” reporting entities to “choose” to measure many financial instruments and certain other items at fair value.  The objective underlying the development of this literature is to improve financial reporting by providing reporting entities with the opportunity to reduce volatility in reported earnings that results from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS No. 133, as amended, entitled “Accounting for Derivative Instruments and Hedging Activities”.  The provisions of SFAS No. 159 are applicable to all reporting entities and are effective as of the beginning of the first fiscal year that begins subsequent to November 15, 2007. We do not believe this new accounting standard will have a material impact on our financial condition or results of operations.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement.  Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

252,640,872
Shares of
Common Stock

ADUROMED INDUSTRIES, INC.

PROSPECTUS

November __, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Under the Delaware General Corporation Law, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Certificate of Incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Securities and Exchange Commission Filing Fee	$2,175
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$7,000
Printing	$5,000
Miscellaneous Expenses	$5,000
Total	$34,157

Recent Sales of Unregistered Securities

None other than as previously reported by Registrant in Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

EXHIBITS

All reference to Registrant’s Forms 8-K, 10-KSB, 10-K, 10-QSB and 10-Q include reference to File No. 000-03125.

Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of December 7, 2005 by and among the Registrant, GD MergerSub, Inc. and Aduromed (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-K, filed December 12, 2005).

2.2
Amended and Restated Agreement and Plan of Merger, dated as of January 23, 2006, by and among the Registrant, GD MergerSub, Inc., GD MergerSub II, Inc. and Aduromed (incorporated by reference to Exhibit 2 to Registrant’s Form 8-K/A, filed January 31, 2006).

2.3
Certificate of Merger of GD MergerSub II, Inc. with and into Aduromed, filed January 23, 2006 with Delaware Secretary of State (incorporated by reference to Exhibit 2 to Registrant's Form 8K/A, filed January 31, 2006).

3.1	Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit A to Appendix I to Registrant’s Proxy Statement on Schedule 14A, filed July 24, 2000).
3.2	Registrant’s Amendment to Certificate of Incorporation, dated December 12, 2005 (incorporated by reference to Exhibit 3.2 to Registrant’s Form 10-KSB, filed April 21, 2006).
3.3	Registrant’s Amendment to Certificate of Incorporation, dated January 29, 2007 (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K, filed January 30, 2007).
3.4	Registrant’s Amendment to Certificate of Incorporation, dated April 16, 2007 (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K, filed April 16, 2007).
3.5	Registrant’s Amendment to Certificate of Incorporation, dated September 26, 2007 (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K, filed September 26, 2007).
3.6	Registrant’s Amendment to Certificate of Incorporation, dated August 4, 2008 (incorporated by reference to Exhibit 3.01 to Registrant’s Form 8-K, filed August 6, 2008).
3.7	Registrant’s Bylaws (incorporated by reference to Registrant's Proxy Statement on Schedule 14A filed July 14, 2000).
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.04 to Registrant’s Form 8-K, filed August 6, 2008).
5	Opinion of Macpherson Counsel LLP as to legality*
10.1
Agreement, dated as of September 1, 2004, between Registrant’s wholly owned subsidiary, Aduromed Corporation, and Aramark Management Services Limited Partnership (incorporated by reference to Exhibit 10.1 to Registrant’s Form 10-KSB/A, filed November 11, 2006). (portions of this exhibit subject to confidential treatment application are omitted and filed separately with the Securities and Exchange Commission).

10.2
Agreement, dated as of April 8, 2004, between Registrant’s wholly-owned subsidiary, Aduromed Corporation, and Weima America, Inc. (incorporated by reference to Exhibit 10.2 to Registrant’s Form 10-KSB/A, filed November 11, 2006). (portions of this exhibit subject to confidential treatment application are omitted and filed separately with the Securities and Exchange Commission).

10.3
Consulting Agreement, dated August 4, 2008, by and among Registrant, Aduromed Corporation and Mr. Joseph Esposito (incorporated by reference to Exhibit 10.01 to Registrant’s Form 8-K, filed August 6, 2008).

10.4
Amended Employment Agreement, dated August 4, 2008, by and among Registrant, Aduromed Corporation and Mr. Kevin T. Dunphy (incorporated by reference to Exhibit 10.03 to Registrant’s Form 8-K, filed September 4, 2008).

10.5
Employment Agreement, dated September 2, 2008, by and among Registrant, Aduromed Corporation and Mr. Scott Grisanti (incorporated by reference to Exhibit 10.01 to Registrant’s Form 8-K, filed September 4, 2008).

10.6
Employment Agreement, dated September 2, 2008, by and among Registrant, Aduromed Corporation and Mr. Damien Tanaka (incorporated by reference to Exhibit 10.01 to Registrant’s Form 8-K, filed September 4, 2008).

10.7	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Joseph Esposito (incorporated by reference to Exhibit 4.01 to Registrant’s Form 8-K, filed August 6, 2008).
10.8	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Damien R. Tanaka (incorporated by reference to Exhibit 4.02 to Registrant’s Form 8-K, filed August 6, 2008)
10.9	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Kevin T. Dunphy (incorporated by reference to Exhibit 4.03 to Registrant’s Form 8-K, filed August 6, 2008)
10.10
Amended and Restated Stock Option Agreement, dated as of January 23, 2006, among Registrant, Aduromed Corporation and Damien R. Tanaka.(incorporated by reference to Exhibit 10.6 to Registrant’s Form SB-2/A, filed August 14, 2006)

10.11
Amended and Restated Stock Option Agreement, dated as of January 23, 2006, among Registrant, Aduromed Corporation and Kevin T. Dunphy. (incorporated by reference to Exhibit 10.8 to Registrant’s Form SB-2/A, filed August 14, 2006)

10.12	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Scott Grisanti (incorporated by reference to Exhibit 4.01 to Registrant’s Form 8-K, filed September 4, 2008)
10.13
Lease Agreement, dated February 3, 2006, by and between Aduromed Corporation and Cheyenne Company, LLC, relating to premises at 3 Trowbridge Drive, Bethel, CT 06801. (incorporated by reference to Exhibit 10.15 to Registrant’s Form SB-2/A, filed November 9, 2006).

10.14	[Intentionally Omitted]
10.15
Amendment, dated March 28, 2007, to Agreement, dated as of September 1, 2004, between Registrant's wholly owned subsidiary, Aduromed Corporation, and Aramark Management Services Limited Partnership. (portions of this exhibit subject to confidential treatment application are omitted and filed separately with the Securities and Exchange Commission) (incorporated by reference to Exhibit 10.19 to Registrant’s Form 10-K, filed March 31, 2008).

16.1
Letter on change of certifying accountant, dated February 9, 2006, from Amper, Politziner & Mattia, P.C. to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to Registrant’s Form 8-K filed February 9, 2006).

21.1	Subsidiaries of Registrant:
Aduromed Corporation (Del.) — Company does business under its corporate name.
GD MergerSub, Inc. (Del.) — inactive
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC (incorporated by reference to Exhibit 23.1 to Registrant’s Pre-Effective Amendment No. 1 to Form S-1, filed October 28, 2008)
23.2	Consent of Macpherson Counsel LLP (included in exhibit 5 filed herewith)*

*Filed herewith

Undertakings

The Registrant hereby undertakes the following:

(a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, but notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) include any additional or changed material information of the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged securities act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

(c) In determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities being registered hereunder, Registrant undertakes that in a primary offering, if any, of securities of Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i) any preliminary prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act ;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communications that is an offer in the offering made by the Registrant to the purchaser.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Bethel, State of Connecticut on November 21, 2008.

Aduromed Industries, Inc.

By	/s/ Scott Grisanti
Scott Grisanti, President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS PRE-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ Joseph Esposito	Director	November 21, 2008
Joseph Esposito

/s/ Scott Grisanti	President and Chief Executive Officer	November 21, 2008
Scott Grisanti	(Principal Executive Officer) and Director

Damien R. Tanaka	Director	November 21, 2008
Damien R. Tanaka

/s/ Kevin T. Dunphy	Treasurer and Chief Financial Officer	November 21, 2008
Kevin T. Dunphy	(Principal Financial and Accounting
Officer)

/s/ Jay S. Bendis	Director	November 21, 2008
Jay S. Bendis

/s/ Elan Gandsman	Director	November 21, 2008
Elan Gandsman

/s/ Ronald A. LaMorte	Director	November 21, 2008
Ronald A. LaMorte

/s/ Kenneth Londoner	Director	November 21, 2008
Kenneth Londoner

INDEX TO EXHIBITS FILED WITH
REGISTRATION STATEMENT
(Pursuant to Rule 102d. of Regulation S-T)

Those Exhibits with the mark ‘‘*’’ in the following index are being filed with this registration statement.

All reference to Registrant’s Forms 8-K, 10-KSB, 10-QSB include reference to File No. 000-03125.

Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of December 7, 2005 by and among the Registrant, GD MergerSub, Inc. and Aduromed (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-K, filed December 12, 2005).

2.2
Amended and Restated Agreement and Plan of Merger, dated as of January 23, 2006, by and among the Registrant, GD MergerSub, Inc., GD MergerSub II, Inc. and Aduromed (incorporated by reference to Exhibit 2 to Registrant’s Form 8-K/A, filed January 31, 2006).

2.3
Certificate of Merger of GD MergerSub II, Inc. with and into Aduromed, filed January 23, 2006 with Delaware Secretary of State (incorporated by reference to Exhibit 2 to Registrant's Form 8K/A, filed January 31, 2006).

3.1	Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit A to Appendix I to Registrant’s Proxy Statement on Schedule 14A, filed July 24, 2000).
3.2	Registrant’s Amendment to Certificate of Incorporation, dated December 12, 2005 (incorporated by reference to Exhibit 3.2 to Registrant’s Form 10-KSB, filed April 21, 2006).
3.3	Registrant’s Amendment to Certificate of Incorporation, dated January 29, 2007 (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K, filed January 30, 2007).
3.4	Registrant’s Amendment to Certificate of Incorporation, dated April 16, 2007 (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K, filed April 16, 2007).
3.5	Registrant’s Amendment to Certificate of Incorporation, dated September 26, 2007 (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K, filed September 26, 2007).
3.6	Registrant’s Amendment to Certificate of Incorporation, dated August 4, 2008 (incorporated by reference to Exhibit 3.01 to Registrant’s Form 8-K, filed August 6, 2008).
3.7	Registrant’s Bylaws (incorporated by reference to Registrant's Proxy Statement on Schedule 14A filed July 14, 2000).
5	Opinion of Macpherson Counsel LLP as to legality.*
10.1
Agreement, dated as of September 1, 2004, between Registrant’s wholly owned subsidiary, Aduromed Corporation, and Aramark Management Services Limited Partnership (incorporated by reference to Exhibit 10.1 to Registrant’s Form 10-KSB/A, filed November 11, 2006). (portions of this exhibit subject to confidential treatment application are omitted and filed separately with the Securities and Exchange Commission).

10.2
Agreement, dated as of April 8, 2004, between Registrant’s wholly-owned subsidiary, Aduromed Corporation, and Weima America, Inc. (incorporated by reference to Exhibit 10.2 to Registrant’s Form 10-KSB/A, filed November 11, 2006). (portions of this exhibit subject to confidential treatment application are omitted and filed separately with the Securities and Exchange Commission).

10.3
Consulting Agreement, dated August 4, 2008, by and among Registrant, Aduromed Corporation and Mr. Joseph Esposito (incorporated by reference to Exhibit 10.01 to Registrant’s Form 8-K, filed August 6, 2008).

10.4
Amended Employment Agreement, dated August 4, 2008, by and among Registrant, Aduromed Corporation and Mr. Kevin T. Dunphy (incorporated by reference to Exhibit 10.03 to Registrant’s Form 8-K, filed September 4, 2008).

10.5
Employment Agreement, dated September 2, 2008, by and among Registrant, Aduromed Corporation and Mr. Scott Grisanti (incorporated by reference to Exhibit 10.01 to Registrant’s Form 8-K, filed September 4, 2008).

10.6
Employment Agreement, dated September 2, 2008, by and among Registrant, Aduromed Corporation and Mr. Damien Tanaka (incorporated by reference to Exhibit 10.01 to Registrant’s Form 8-K, filed September 4, 2008).

10.7	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Joseph Esposito (incorporated by reference to Exhibit 4.01 to Registrant’s Form 8-K, filed August 6, 2008).
10.8	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Damien R. Tanaka (incorporated by reference to Exhibit 4.02 to Registrant’s Form 8-K, filed August 6, 2008)

10.9	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Kevin T. Dunphy (incorporated by reference to Exhibit 4.03 to Registrant’s Form 8-K, filed August 6, 2008)
10.10
Amended and Restated Stock Option Agreement, dated as of January 23, 2006, among Registrant, Aduromed Corporation and Damien R. Tanaka.(incorporated by reference to Exhibit 10.6 to Registrant’s Form SB-2/A, filed August 14, 2006)

10.11
Amended and Restated Stock Option Agreement, dated as of January 23, 2006, among Registrant, Aduromed Corporation and Kevin T. Dunphy. (incorporated by reference to Exhibit 10.8 to Registrant’s Form SB-2/A, filed August 14, 2006)

10.12	Stock Option Agreement, dated August 4, 2008, between Registrant and Mr. Scott Grisanti (incorporated by reference to Exhibit 4.01 to Registrant’s Form 8-K, filed September 4, 2008)
10.13
Lease Agreement, dated February 3, 2006, by and between Aduromed Corporation and Cheyenne Company, LLC, relating to premises at 3 Trowbridge Drive, Bethel, CT 06801. (incorporated by reference to Exhibit 10.15 to Registrant’s Form SB-2/A, filed November 9, 2006).

10.14	[Intentionally Omitted]
10.15
Amendment, dated March 28, 2007, to Agreement, dated as of September 1, 2004, between Registrant's wholly owned subsidiary, Aduromed Corporation, and Aramark Management Services Limited Partnership. (portions of this exhibit subject to confidential treatment application are omitted and filed separately with the Securities and Exchange Commission). (incorporated by reference to Exhibit 10.19 to Registrant’s Form 10-K, filed March 31, 2008).

16.1
Letter on change of certifying accountant, dated February 9, 2006, from Amper, Politziner & Mattia, P.C. to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to Registrant’s Form 8-K filed February 9, 2006).

21.1	Subsidiaries of Registrant:
Aduromed Corporation (Del.) — Company does business under its corporate name.
GD MergerSub, Inc. (Del.) — inactive
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC (incorporated by reference to Exhibit 23.1 to Registrant’s Pre-Effective Amendment No. 1 to Form S-1, filed October 28, 2008)
23.2	Consent of Macpherson Counsel LLP (included in exhibit 5 filed herewith)*